Exhibit 10.53
Execution Version

Published CUSIP Number: 48240VAL4 DEAL
Published CUSIP Number: 48240VAM2 FACILITY

_____________________________________________________________________________

SECOND AMENDED AND RESTATED REVOLVING LOAN AGREEMENT
Dated as of July 27, 2017
among
KB HOME,
as Borrower
THE BANKS PARTY HERETO
CITIBANK, N.A.,
as Administrative Agent
BANK OF AMERICA, N.A.,
BANK OF THE WEST,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
and
DEUTSCHE BANK AG NEW YORK BRANCH
as Syndication Agents
and
CITIGROUP GLOBAL MARKETS INC.,
BANK OF THE WEST,
CREDIT SUISSE SECURITIES (USA), LLC,
DEUTSCHE BANK SECURITIES, INC.,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Lead Arrangers and Joint Bookrunners
_____________________________________________________________________________

US-DOCS\91060374.4

i

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		58

4.1	Existence and Qualification; Power; Compliance with Law	59
4.2	Authority; Compliance with Other Instruments and Government Regulations	59
4.3	No Governmental Approvals Required	60
4.4	Subsidiaries	60
4.5	Financial Statements	61
4.6	No Material Adverse Change	61
4.7	Title to Assets	61
4.8	Intangible Assets	62
4.9	Anti-Terrorism Laws; Sanctions; Anti-Corruption Laws.	62
4.10	Governmental Regulation	63
4.11	Litigation	63
4.12	Binding Obligations	63
4.13	No Default	63
4.14	Pension Plans	63
4.15	Tax Liability	63
4.16	Regulation U	63
4.17	Environmental Matters	64
4.18	Disclosure	64
4.19	Projections	64
4.20	ERISA Compliance	64
4.21	Solvency	65
4.22	Absence of Restrictions	65
4.23	Tax Shelter Regulations	65

ARTICLE V. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)		65

5.1	Payment of Taxes and Other Potential Liens	65
5.2	Preservation of Existence	65
5.3	Maintenance of Properties	66
5.4	Maintenance of Insurance	66
5.5	Compliance with Laws	66
5.6	Inspection Rights	66
5.7	Keeping of Records and Books of Account	67
5.8	Use of Proceeds	67
5.9	Subsidiary Guaranty	67

ARTICLE VI. NEGATIVE COVENANTS		67

6.1	Payment or Prepayment of Subordinated Obligations and Certain Other Obligations	67
6.2	[Intentionally Omitted]	68

6.3	Merger and Sale of Assets	68
6.4	Investments and Acquisitions	69
6.5	[Intentionally Omitted]	70
6.6	Change in Business	70
6.7	Liens and Negative Pledges.	70
6.8	Transactions with Affiliates	72
6.9	Consolidated Tangible Net Worth	72
6.10	Consolidated Leverage Ratio	73
6.11	Consolidated Interest Coverage Ratio or Minimum Liquidity	73
6.12	Distributions	73
6.13	Amendments	74
6.14	[Intentionally Omitted]	74
6.15	[Intentionally Omitted]	74
6.16	Investment in Subsidiaries and Joint Ventures	74
6.17	Borrowing Base Indebtedness Not to Exceed Borrowing Base	74
6.18	[Intentionally Omitted]	75
6.19	Regulation U	75
6.20	Fiscal Year	75

ARTICLE VII. INFORMATION AND REPORTING REQUIREMENTS		75

7.1	Financial and Business Information of Borrower and Its Subsidiaries	75
7.2	Compliance Certificate	78

ARTICLE VIII. CONDITIONS		79

8.1	Initial Advances, Etc	79
8.2	Any Advance	80
8.3	Any Letter of Credit	81

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT		82

9.1	Events of Default	82
9.2	Remedies Upon Event of Default	83

ARTICLE X. THE ADMINISTRATIVE AGENT		86

10.1	Appointment and Authorization	86
10.2	Delegation of Duties	86
10.3	Liability of Administrative Agent	87
10.4	Reliance by Administrative Agent	87
10.5	Notice of Default	88
10.6	Credit Decision; Disclosure of Information by Administrative Agent	88

10.7	Indemnification of Administrative Agent	89
10.8	Administrative Agent in its Individual Capacity	89
10.9	Successor Administrative Agent	89
10.10	Administrative Agent May File Proofs of Claim	90
10.11	Guaranty Matters	91
10.12	Other Agents; Arrangers and Managers	91
10.13	Defaulting Banks	91
10.14	No Obligations of Borrower	93

ARTICLE XI. MISCELLANEOUS		94

11.1	Cumulative Remedies; No Waiver	94
11.2	Amendments; Consents	94
11.3	Costs, Expenses and Taxes	95
11.4	Nature of Banks’ Obligations	96
11.5	Survival of Representations and Warranties	96
11.6	Notices and Other Communications; Facsimile Copies	97
11.7	Execution in Counterparts; Facsimile Delivery	99
11.8	Successors and Assigns	99
11.9	Sharing of Setoffs	103
11.10	Indemnification by the Borrower	103
11.11	Nonliability of Banks	104
11.12	Confidentiality	104
11.13	No Third Parties Benefited	106
11.14	Other Dealings	106
11.15	Right of Setoff — Deposit Accounts	106
11.16	Further Assurances	106
11.17	Integration.	106
11.18	Governing Law	107
11.19	Severability of Provisions	107
11.20	Headings	108
11.21	Conflict in Loan Documents	108
11.22	Waiver of Right to Trial by Jury	108
11.23	Purported Oral Amendments	108
11.24	Payments Set Aside	108
11.25	Hazardous Materials Indemnity	109
11.26	USA PATRIOT Act Notice	109
11.27	Replacement of Banks	109
11.28	No Fiduciary Relationship	110
11.29	Effect of Amendment and Restatement; Affirmation of Existing Loan Documents	110
11.30	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	111

Exhibits

A	Assignment and Assumption
B	Borrowing Base Certificate
C	Compliance Certificate
D	Loan Notice
E	Note
F-1	Opinion of Counsel (Munger, Tolles & Olson LLP)
F-2	Opinion of Counsel (William A. (Tony) Richelieu, Vice President of Borrower)
F-3	Opinion of Counsel (Ballard Spahr LLP)
F-4	Opinion of Counsel (Parsons Behle & Latimer)
F-5	Opinion of Counsel (Graves, Dougherty, Hearon & Moody)
F-6	Opinion of Counsel (Fox Rothschild LLP)
G	Subsidiary Guaranty

Schedules

1.1	Pro Rata Shares
4.4	Subsidiaries
4.7	Existing Liens and Rights of Others
6.4	Investments
11.6	Notices

v

SECOND AMENDED AND RESTATED REVOLVING LOAN AGREEMENT
Dated as of July 27, 2017
This Second Amended and Restated Revolving Loan Agreement (as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted, this “Agreement”), dated as of July 27, 2017, is entered into by and among KB HOME, a Delaware corporation (“Borrower”), each financial institution set forth on the signature pages of this Agreement or which from time to time becomes party hereto (collectively, the “Banks” and individually, a “Bank”), and Citibank, N.A., as Administrative Agent.
RECITALS
WHEREAS, the Borrower entered into that certain Amended and Restated Revolving Loan Agreement, dated as of August 7, 2015 (as amended, restated, supplemented or modified prior to the date hereof, the “Existing Loan Agreement”), with the Banks party thereto, and the Administrative Agent.
WHEREAS, the Borrower has requested that the Existing Loan Agreement be amended and restated in its entirety to, among other things, (a) increase the aggregate Commitment and (b) extend the Maturity Date.
WHEREAS, each Bank with an outstanding Commitment under and as defined in the Existing Loan Agreement immediately prior to the Restatement Date (as defined below) that executes and delivers a signature page to this Agreement (a “Consenting Bank”) and the Administrative Agent have agreed to amend and restate the Existing Loan Agreement upon the Restatement Date on the terms and conditions set forth herein, and each Consenting Bank shall have the Pro Rata Share of the Commitment in the principal amount set forth on Schedule 1.1 hereto.
WHEREAS, on the Restatement Date, (a) the Consenting Banks and (b) certain banks and other financial institutions not party to the Existing Loan Agreement but that are parties hereto (the “New Banks”), in each case, intend to make available their respective Pro Rata Shares of the Commitment, on the terms and subject to the conditions of this Agreement.
WHEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I.
DEFINITIONS AND ACCOUNTING TERMS
1.1    Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction, or any series of related transactions, consummated after the Restatement Date, by which Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any corporation,

US-DOCS\91060374.4

partnership or limited liability company, or other business entity or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires control of securities of a corporation representing 50% or more of the ordinary voting power for the election of directors or (c) acquires control of a 50% or more ownership interest in any corporation, partnership, limited liability company, or other business entity.
2    “Additional Bank” has the meaning set forth in Section 2.7(a).
3    “Administrative Agent” means Citi in its capacity as administrative agent under this Agreement and the other Loan Documents, or any successor administrative agent.
4    “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account set forth on Schedule 11.6, or such other address or account as the Administrative Agent may, from time to time, notify the Borrower and the Banks.
5    “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Banks.
6    “Advance” means an advance of a Loan made or to be made to Borrower by a Bank pursuant to Article II.
7    “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests will be deemed to control such corporation or other Person.
8    “Agent Parties” has the meaning set forth in Section 11.6(c).
9    “Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
10    “Agreement” has the meaning set forth in the first paragraph hereof.
11    “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Parties or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
12    “Anti-Terrorism Laws” means Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools

Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), the Anti-Terrorism Order, or any enabling legislation or executive order relating to any of the same.
13    “Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).
14    “Applicable Base Rate Spread” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
15    “Applicable Commitment Fee Rate” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
16    “Applicable Eurodollar Rate Spread” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
17    “Applicable Letter of Credit Fee” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
18    “Applicable Pricing Level” means, for any day, the Applicable Pricing Level that is determined in accordance with Borrower’s Consolidated Leverage Ratio on such date as follows:

Applicable Pricing Level	Consolidated Leverage Ratio
I	<0.50:1
II	≥0.50:1 but <0.55:1
III	≥0.55:1 but <0.60:1
IV	≥0.60:1

Any change in the Applicable Pricing Level resulting from a change in the Consolidated Leverage Ratio shall be effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.2; provided, however, that if a Compliance Certificate is not delivered on or prior to a date required by Section 7.2, and if the Compliance Certificate when delivered indicates that the Applicable Pricing Level of Borrower will increase (i.e., becomes less favorable to Borrower), the date of increase in the Applicable Pricing Level will be deemed to be the date upon which such Compliance Certificate was due under Section 7.2, not the date upon which such Compliance Certificate was delivered.
19    “Applicable Rates” means, as of any date of determination, the following percentages per annum, based upon the Applicable Pricing Level on that date:

Applicable Pricing Level	Applicable Base Rate Spread	Applicable Commitment Fee Rate	Applicable Eurodollar Rate Spread/Applicable Letter of Credit Fee
I	0.75%	0.30%	1.75%
II	1.00%	0.35%	2.00%
III	1.25%	0.40%	2.25%
IV	1.50%	0.45%	2.50%

20    “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
21    “Arrangers” means CGMI, Bank of the West, Credit Suisse Securities (USA), LLC, Deutsche Bank Securities Inc. and MLPFS, in their respective capacities as joint lead arrangers and joint bookrunners.
22    “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.
23    “Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit A.
24    “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.
25    “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.
26    “Authorizations” has the meaning set forth for that term in Section 4.1.
27    “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
28    “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
29    “Bank” means each financial institution whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8.
30    “Bank of America” means Bank of America, N.A. and its successors.

31    “Bank of America Letter of Credit Facility” means that certain Letter of Credit and Security Agreement dated as of March 16, 2010 by and between KB Home and Bank of America.
32    “Bank Insolvency Event” means that (i) a Bank or its Parent Company is insolvent, (ii) an event of the kind referred to in Section 9.1(j) occurs with respect to a Bank or its Parent Company (as if the references in such provisions to the Borrower or Subsidiaries referred to such Bank or Parent Company) or (iii) a Bank or its Parent Company becomes the subject of a Bail-In Action.
33    “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the one month Eurodollar Rate plus 1.00% and (c) the rate of interest in effect for such day as publicly announced from time to time by Citi as its “prime rate.” The “prime rate” is a rate set by Citi based upon various factors including Citi’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Citi shall take effect at the opening of business on the day specified in the public announcement of such change.
34    “Base Rate Advance” means an Advance made by a Bank to fund its Pro Rata Share of a Base Rate Loan.
35    “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
36    “Borrower” means KB Home, a Delaware corporation, and its successors and permitted assigns.
37    “Borrower Materials” has the meaning set forth in Section 7.1.
38    “Borrowing Base” has the meaning set forth in Section 2.8(b).
39    “Borrowing Base Certificate” means a written calculation of the Borrowing Base, substantially in the form of Exhibit B signed, on behalf of Borrower by a Senior Officer of Borrower.
40    “Borrowing Base Indebtedness” means as of any date of determination, the aggregate principal amount of indebtedness for borrowed money, and the aggregate face amount of obligations under Financial Letters of Credit that are not Cash Collateralized or Letter of Credit Collateralized, of Borrower and Borrowing Base Subsidiaries (other than Financial Subsidiaries) that are not Subordinated Obligations and that is not Non-Recourse Indebtedness.
41    “Borrowing Base Subsidiary” means (a) any Guarantor Subsidiary and (b) any direct or indirect wholly-owned Domestic Subsidiary of Borrower or any Guarantor Subsidiary.
42    “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

43    “Capital Lease” means, with respect to any Person, a lease of any Property by that Person as lessee that is, or should be recorded as a “capital lease” on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles in effect as of the date of this Agreement.
44    “Cash” means all monetary items (including currency, coin and bank demand deposits) that are treated as cash under Generally Accepted Accounting Principles consistently applied.
45    “Cash Collateralize” has the meaning set forth in Section 2.5(g).
46    “Cash Equivalents” means, with respect to any Person, that Person’s Investments in:
(a)    Government Securities due within one year of the making of the Investment;
(b)    readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa3 by Moody’s or AA- by S&P, in each case due within one year from the making of the Investment;
(c)    certificates of deposit issued by, deposits in, deposits in the London interbank Eurodollar market made through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, (i) any Bank or (ii) any bank or savings and loan association doing business in and incorporated under the Laws of the United States of America, any state thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 and which carries on the date of such Investment a credit rating of P-1 or higher by Moody’s or A-1 or higher by S&P, in each case due within one year after the date of the making of the Investment;
(d)    certificates of deposit issued by, bank deposits in, deposits in the London interbank Eurodollar market made through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 and which carries on the date of such Investment a credit rating of P-1 or higher by Moody’s or A-1 or higher by S&P, in each case due within one year after the date of the making of the Investment;
(e)    readily marketable commercial paper or other debt securities of (i) any Bank that is a Bank as of the Restatement Date, (ii) corporations, commercial banks or financial institutions doing business in and incorporated under the Laws of the United States of America or any state thereof or the District of Columbia or (iii) a holding company for a bank described in clause (c) or (d) above, given on the date of such Investment a credit rating of P-1 or higher by Moody’s, of A-1 or higher by S&P, or F-1 or higher by Fitch, in each case due within one year of the making of the Investment;

(f)    repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Exchange Act, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided, that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;
(g)    “money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Bank or a bank described in clauses (c) or (d) above; provided, that (y) the amount of all such Investments issued by the same issuer does not exceed $20,000,000 and (z) the aggregate amount of all such Investments does not exceed $50,000,000;
(h)    a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (f) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P; and
(i)    corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America or any state thereof, or a participation interest therein; provided, that (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P, (ii) the amount of all such Investments issued by the same issuer does not exceed $20,000,000 and (iii) the aggregate amount of all such Investments does not exceed $50,000,000.
47    “CGMI” means Citigroup Global Markets Inc. and its successors.
48    “Change in Control” means, and shall be deemed to have occurred at such time as any of the following events shall occur:
(a)    there shall be consummated any consolidation or merger of Borrower in which Borrower is not the continuing or surviving company, unless the holders of the Borrower’s Voting Stock immediately prior to such transaction hold, immediately after such transaction, at least 50% of the Voting Stock of the surviving company or a parent company that owns all of the equity interests of such surviving company; or
(b)    there is a report filed by any “person” or “group” on Schedule 13D or TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person or group (for the purposes of the definition of Change in Control only, the terms “person” and “group” are used as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the voting power of Borrower’s Voting Stock then outstanding; provided, however, that a person or group shall not be deemed beneficial owner of, or to own beneficially (1) any Securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered Securities are accepted for purchase or exchange thereunder, or (2) any Securities if such beneficial ownership (a) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (b) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or
(c)    a “Change in Control” (or analogous term) as defined in the Senior Notes Indenture and the Senior Notes thereupon (i) become due and payable by Borrower or its Subsidiaries or (ii) the Borrower or its Subsidiaries are required to make an offer to redeem such Senior Notes; or
(d)    a “Change in Control” (or analogous term) as defined in one or more indentures or agreements governing any Subordinated Obligations occur and (i) at least $50,000,000 of Subordinated Obligations thereupon become due and payable by Borrower or its Subsidiaries or (ii) the Borrower or its Subsidiaries must make an offer to redeem an amount equal to or greater than $50,000,000 of Subordinated Obligations.
49    “Change in Control Payment Date” has the meaning set forth in Section 3.1(f).
50    “Change in Control Payment Notice” has the meaning set forth in Section 3.1(f).
51    “Change in Control Repayment” has the meaning set forth in Section 3.1(f).
52    “Change in Law” means the occurrence, after the date of this Agreement, of any of the following:
(a)    the adoption or taking effect of any law, rule, regulation or treaty;
(b)    any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Agency; or
(c)    the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Agency.
Notwithstanding the foregoing, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
53    “Change in Status” means, with respect to any Guarantor Subsidiary, (a) such Guarantor Subsidiary ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under this Agreement or (b) the designation by the Borrower that such Guarantor Subsidiary is not required to be a Guarantor Subsidiary under the definition thereof.
54    “Citi” means Citibank, N.A. and its successors.
55    “Code” means the Internal Revenue Code of 1986, as amended and as in effect from time to time.
56    “Commission” means the Securities and Exchange Commission and any successor commission.
57    “Commitment” means, subject to Sections 2.6 and 2.7, $500,000,000. The Pro Rata Shares of the Banks, on the Restatement Date, with respect to the Commitment are set forth in Schedule 1.1.
58    “Compensation Period” has the meaning set forth for that term in Section 3.14.
59    “Compliance Certificate” means a compliance certificate in the form of Exhibit C signed, on behalf of Borrower, by a Senior Officer of Borrower.
60    “Connection Income Taxes” means Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
61    “Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
62    “Consenting Bank” has the meaning set forth in the recitals hereto.
63    “Consolidated Adjusted EBITDA” means, for any period, Consolidated EBITDA for such period plus (a) the amount of capitalized interest that was included in cost of sales in determining Consolidated Net Income for such period (and not included in Consolidated Interest Expense and added back to Consolidated Net Income pursuant to clause (a)(ii) of Consolidated EBITDA) plus (b) all non-Cash Net Realizable Value Adjustments made during such period which are not added back to Consolidated Net Income pursuant to clause (a)(iv) of Consolidated EBITDA.
64    “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, (a) plus, without duplication, (i) any extraordinary loss reflected in such Consolidated Net Income, and (ii) Consolidated Interest Expense for such period, and (iii) the aggregate amount of federal, state and foreign income taxes payable by Borrower and its Consolidated Subsidiaries for such period, and (iv) depreciation, amortization and all other non-cash expenses of Borrower and its Consolidated Subsidiaries for such period (and in the case of the foregoing items (ii), (iii) and (iv), only to the extent deducted in the determination of Consolidated Net Income for such period), (b) minus, without duplication, (i) consolidated interest income of the Borrower and its Consolidated

Subsidiaries for such period, and (ii) any extraordinary gain reflected in such Consolidated Net Income, in each of the foregoing cases as determined in accordance with Generally Accepted Accounting Principles consistently applied.
65    “Consolidated ASC 810 Subsidiaries” means entities that would not be GAAP Subsidiaries but for the issuance of the pronouncement entitled Accounting Standards Codification Topic 810 (“ASC 810”) “Consolidations” by the Financial Accounting Standards Board.
66    “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the 12 month period ending on such date to (b) Consolidated Interest Incurred for the 12 month period ending on such date.
67    “Consolidated Interest Expense” means for any period, the aggregate interest expense of Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with Generally Accepted Accounting Principles consistently applied.
68    “Consolidated Interest Incurred” means, for any period, the aggregate amount of Consolidated Interest Expense (but excluding (i) premiums and non-cash amounts arising as a result of prepayment or extinguishment of Indebtedness, (ii) Non-Cash Convertible Debt Interest Expenses and (iii) accretion of original issue discount on long-term debt), including any capitalized interest, less interest income of Borrower and its Consolidated Subsidiaries on a consolidated basis; provided that the Borrower may exclude interest on up to $500,000 of Capital Leases from such calculation.
69    “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on that date to (b) the sum of (i) Consolidated Total Indebtedness and (ii) Consolidated Tangible Net Worth on that date.
70    “Consolidated Net Income” means, for any period, the net income of Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with Generally Accepted Accounting Principles consistently applied.
71    “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of the Borrower and its Subsidiaries (other than Financial Subsidiaries) under Generally Accepted Accounting Principles (less applicable reserves and other properly deductible items) after deducting therefrom: (1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Borrower or any of its Subsidiaries is required to accrue pursuant to ASC 715; (2) investments in Financial Subsidiaries; and (3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other Intangible Assets.
72    “Consolidated Subsidiaries” means, with respect to Borrower, Borrower’s GAAP Subsidiaries (other than Borrower’s Consolidated ASC 810 Subsidiaries).
73    “Consolidated Tangible Net Worth” means, as of any date of determination, the Shareholders’ Equity of Borrower and its GAAP Subsidiaries on a consolidated basis on that date minus the Intangible Assets of Borrower and its GAAP Subsidiaries on a consolidated basis on that date minus any non-cash gain (or plus any non-cash loss, as applicable) resulting from any marked to market adjustments made directly to Consolidated Tangible Net Worth as a result of fluctuations in the value of foreign currency instruments owned by Borrower or any of its GAAP Subsidiaries as mandated under ASC 815.
74    “Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness, all Contingent Guaranty Obligations and any drawn Performance Letters of Credit (excluding drawn Performance Letters of Credit with respect to Financial Subsidiaries and Foreign Subsidiaries) not reimbursed when due and not Cash Collateralized, of Borrower and its Consolidated Subsidiaries on a consolidated basis on that date (without duplication for any guaranty by Borrower of a Consolidated Subsidiary’s Indebtedness or any guaranty by a Consolidated Subsidiary of either Borrower’s or another Consolidated Subsidiary’s Indebtedness or otherwise) minus (a) all Indebtedness and Contingent Guaranty Obligations of Financial Subsidiaries on a consolidated basis (but only to the extent that such Financial Subsidiaries are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary) on that date minus (b) all Indebtedness and Contingent Guaranty Obligations of Foreign Subsidiaries of the Borrower on a consolidated basis (but only to the extent that such Foreign Subsidiaries of the Borrower are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary or any of their respective Property) on that date.
75    “Contingent Guaranty Obligation” means, with respect to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses (other than for collection or deposit in the ordinary course of business), contingently agrees to purchase or provide funds for the payment of, or otherwise is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person to enable such Person to pay Indebtedness, or otherwise assures any creditor with respect to Indebtedness of such other Person against loss with respect to payment of such Indebtedness, including, without limitation, any such agreement, undertaking or arrangement in the form of a comfort letter, operating agreement, take-or-pay contract or “put” agreement; provided that a “bad boy”, “bad acts” or completion guarantee or similar arrangement shall not constitute a Contingent Guaranty Obligation except to the extent of the principal amount then due and payable thereunder. The amount of any Contingent Guaranty Obligation of a Person shall be deemed to be (1) in the event the terms of such Contingent Guaranty Obligation provide that such Person shall be liable for a fixed portion of the principal amount of the related primary Indebtedness and such Indebtedness has a stated or determinable principal amount, an amount equal to such fixed portion, (2) in the event the principal amount of the related primary Indebtedness is not stated or determinable or the terms of such Contingent Guaranty Obligation do not provide that such Person shall be liable for a fixed portion of such principal, an amount equal to the maximum reasonably anticipated liability which is likely to be paid by such Person in respect of such principal as determined by such Person in good faith or (3) in the event of a Contingent Guaranty Obligation arising under an LTV Maintenance Agreement, the related LTV Maintenance Exposure of such Person; provided, however, that if any Person is liable severally but not jointly and severally with one or more other obligors under any Contingent Guaranty Obligation, the amount of such Contingent Guaranty Obligation shall be the product of (x) the amount determined as set forth above and (y) the maximum percentage of the aggregate liability in respect of principal under such Contingent Guaranty Obligation with respect to which such Person is severally liable.
76    “Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound, other than, in the case of Borrower and its Subsidiaries, any of the Loan Documents.
77    “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.
78    “Default” means any event that, with the giving of any notice or passage of time, or both, would be an Event of Default.
79    “Default Rate” has the meaning set forth for that term in Section 3.7.
80    “Defaulting Bank” means, at any time, a Bank that (i) has failed for two Business Days or more to comply with its obligations under this Agreement to make a Loan or make a payment to an Issuing Bank in respect of an L/C Advance or pay any other amount required to be paid by it under the Loan Documents (each a “funding obligation”), or (ii) has notified in writing the Borrower, the Administrative Agent or any Issuing Bank, or has stated publicly, that it does not intend or expect to comply with any such funding obligation, (iii) has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iv) for three or more Business Days after written request of the Administrative Agent or the Borrower, fails to provide a written certification that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) as to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank; provided that neither the reallocation of funding obligations provided for in Section 10.13 as a result of a Bank being a Defaulting Bank nor the performance by Non-Defaulting Banks of such reallocated funding obligations shall by themselves cause the relevant Defaulting Bank to become a Non-Defaulting Bank; provided further that in each case, a Defaulting Bank will not mean a Bank whose applicable funding obligations are reasonably likely to be promptly met or satisfied by an administrative agency of competent jurisdiction or a successor-in interest with respect to such funding obligations. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks, and the Banks.
81    “Designated Deposit Account” means a demand deposit account from time to time designated by Borrower by written notification to the Administrative Agent.
82    “Developed Lots” means subdivision lots located in the United States that are wholly-owned by Borrower or its Borrowing Base Subsidiaries, unencumbered by any Lien or Liens (other than Permitted Encumbrances), and that are subject to a recorded plat or subdivision map, in substantial compliance with all applicable Laws and available for the construction thereon of foundations for Units.
83    “Distribution” means, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for value (other than for capital stock of the same type of such Person) by such Person of any such security, (b) the declaration or payment by such Person of any dividend in Cash or in Property (other than in capital stock of the same type of such Person) on or with respect to any such security, and (c) any Investment by such Person in any holder of 5% or more of the capital stock (or other equity securities) of such Person, if a purpose of such Investment is to avoid the characterization of the transaction between such Person and such holder as a Distribution under clause (a) or (b) above. In addition, to the extent any loan or advance by Borrower to one of its Subsidiaries is deemed to be an “Investment” for purposes of this Agreement, then any principal payment made by such Subsidiary in respect of such loan or advance shall be considered a Distribution for purposes of Section 6.12.
84    “Dollars” means the national currency of the United States of America.
85    “Domestic Lending Office” means, with respect to each Bank, its office, branch or affiliate identified on the signature pages hereof as its Domestic Lending Office or such other office, branch or affiliate as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.
86    “Domestic Subsidiary” means, with respect to any Person and as of any date of determination, a Subsidiary of such Person (a) that is organized under the Laws of the United States of America or any state thereof, so long as substantially all of the assets of such Subsidiary do not consist of capital stock of one or more Foreign Subsidiaries, and (b) the majority of the assets of which (as reflected on a balance sheet of such Subsidiary prepared in accordance with Generally Accepted Accounting Principles consistently applied) is located in the United States of America.
87    “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
88    “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
89    “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

90    “Eligible Assignee” means: (a) a Bank; (b) an Affiliate of a Bank; and (c) a financial institution that has, or is a wholly-owned subsidiary of a parent company that has, (i) an unsecured long-term debt rating of not less than BBB+ from S&P or Baa1 from Moody’s (or BBB+ from S&P and Baa1 from Moody’s if both agencies issue ratings of its unsecured long-term debt) and (ii) if its unsecured short-term debt is rated, an unsecured short-term debt rating of not less than A2 from S&P or P2 from Moody’s (or A2 from S&P and P2 from Moody’s if both agencies issue ratings of its unsecured short-term debt); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (ii) any Defaulting Bank or Potential Defaulting Bank or any of their respective subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (ii).
91    “ERISA” means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, all as the same shall be in effect at such date.
92    “ERISA Affiliate” means, with respect to the Borrower, any other Person (or any trade or business, whether or not incorporated) that is under common control with the Borrower within the meaning of Section 414 of the Code.
93    “ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA), “insolvency” (within the meaning of Section 4245 of ERISA), or “endangered or critical status” (within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (g) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (h) the failure by the Borrower or any ERISA Affiliate to meet the funding requirements of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA with respect to any Pension Plan, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (i) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; or (j) the imposition of a Lien upon the assets of the Borrower or any ERISA Affiliate pursuant to the Code or ERISA with respect to any Pension Plan.

94    “Escrow Receivables” means, as of any date of determination, the amounts due to Borrower or any Borrowing Base Subsidiary and held at an escrow or title company following the sale and conveyance of title of a Model Home or Unit to a buyer (including an escrow or title company that is a Subsidiary of the Borrower) to the extent that such amounts are free and clear of all Liens and Rights of Others and are not subject to any restriction pursuant to any Contractual Obligations.
95    “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
96    “Eurodollar Advance” means an Advance made by a Bank to fund its Pro Rata Share of a Eurodollar Rate Loan.
97    “Eurodollar Base Rate” has the meaning set forth in the definition of Eurodollar Rate.
98    “Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:
Eurodollar Rate =     Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where, “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citi and with a term equivalent to such Interest Period would be offered by Citi’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period. If such rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
99    “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
100    “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to 5 decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding

(currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
101    “Event of Default” has the meaning provided in Section 9.1.
102    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
103    “Excluded Subsidiary” means each of (a) KB HOME Maryland LLC, a Delaware limited liability company, (b) KB HOME Virginia Inc., a Delaware corporation, and (c) KB HOME Delmarva LLC, a Delaware limited liability company; provided, that, if any such Subsidiary has not completed winding down its operations by the last day of the Fiscal Year ending November 30, 2017, then such Subsidiary shall cease to be an Excluded Subsidiary as of such date.
104    “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient made by or on account of any obligation of the Borrower hereunder,
(a)    taxes imposed on or measured by net income (however denominated), franchise taxes and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable Lending Office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Connection Taxes;
(b)    in the case of a Bank (other than an assignee pursuant to a request by the Borrower under Section 11.27) (i) United States federal withholding (including backup withholding) Taxes imposed on amounts payable to or for the account of such Bank at the time such Bank becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Bank’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except, in each case, to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax; and
(c) any United States federal withholding Taxes imposed under FATCA.
105    “Existing Letters of Credit” means any Letter of Credit issued pursuant to the Existing Loan Agreement or designated as Letters of Credit pursuant to the terms thereof.
106    “Existing Loan Agreement” has the meaning set forth in the recitals hereto.
107    “Exposure” means for any Bank, as of any date of determination, the product obtained by multiplying that Bank’s then effective Pro Rata Share by the then effective Commitment.
108    “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof.

109    “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citi on such day on such transactions as determined by the Administrative Agent and (c) in no event shall the Federal Funds Rate be less than 0.0% per annum.
110    “Financial Letter of Credit” means any letter of credit issued by an issuer for the account of the Borrower or a Subsidiary that represents an irrevocable obligation on the part of the issuer:
(a)    to repay money borrowed by or advanced to the Borrower or a Subsidiary; or
(b)    to make payment on account of any indebtedness undertaken by the Borrower or a Subsidiary, in each case with respect to the foregoing clauses (a) and (b), in the event that the Borrower or Subsidiary fails to fulfill its financial obligations to the beneficiary.
111    “Financial Subsidiary” means (a) any Subsidiary of Borrower that is organized and operates solely to issue (i) collateralized mortgage obligations or (ii) other similar asset-backed obligations, (b) any other Subsidiary of Borrower that (i) is engaged primarily in the business of origination, marketing, and servicing of residential mortgage loans, the sale of servicing rights, or the financing of long term residential mortgage loans, (ii) holds not less than 95% of its total assets in the form of Cash, Cash Equivalents, notes and mortgages receivable, Cash held by a trustee for the benefit of such Subsidiary or other financial instruments, and (iii) is the subject of an Officer’s Certificate of Borrower delivered to the Administrative Agent stating that such Subsidiary is a Financial Subsidiary within the meaning hereof, and (c) any other Subsidiary of Borrower that (i) is or has been engaged primarily in the business of providing insurance (including, without limitation, any captive insurance Subsidiary of Borrower), escrow or title services, or any similar or related financial services, and (ii) is the subject of an Officer’s Certificate of Borrower delivered to the Administrative Agent stating that such Subsidiary is a Financial Subsidiary within the meaning hereof; provided that, in no event shall Home Community Mortgage, LLC (or any successor thereto) be a Financial Subsidiary. As of the Restatement Date, the Financial Subsidiaries are Endeavour Venture Partners LLC, Escoba Insurance Company, HomeSafe Company, HomeSafe Escrow Company, KB HOME Insurance Agency Inc., KB HOME Insurance Agency of Texas Holdings, Inc., KB HOME Mortgage Company, KB HOME Mortgage Ventures LLC, KB HOME Title Services Inc., San Antonio Title Co., and Westview Company.
112    “Fiscal Quarter” means each of the fiscal quarters of Borrower ending on each February 28 (or 29, if a leap year), May 31, August 31 and November 30.

113    “Fiscal Year” means each of the fiscal years of Borrower ending on each November 30.
114    “Fitch” means Fitch Ratings, or any successor thereto.
115    “Foreign Bank” means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
116    “Foreign Subsidiary” means, with respect to any Person, a Subsidiary of that Person which is not a Domestic Subsidiary and which is a controlled foreign corporation as defined in Section 957 of the Code.
117    “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
118    “GAAP Subsidiaries” means, with respect to Borrower, all entities whose financial statements are consolidated with the consolidated financial statements of Borrower under Generally Accepted Accounting Principles.
119    “GAAP Value” means, with respect to any property or asset, the book value for such property or asset determined in accordance with Generally Accepted Accounting Principles consistently applied.
120    “Generally Accepted Accounting Principles” (or “GAAP”) means generally accepted accounting principles in the United States as in effect from time to time, unless otherwise specified herein; provided, that any change in GAAP after the Restatement Date shall not cause any lease that was not or would not have been a Capital Lease prior to such change to be deemed a Capital Lease. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied to financial statements of a Person as of any date or for any period are consistent in all material respects (subject to Section 1.2) to those applied to financial statements of that Person as of recent prior dates and for recent prior periods.
121    “Government Securities” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.
122    “Governmental Agency” means (a) any federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, (c) any court or administrative tribunal, or (d) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has consented, in each case whether of the United States of America or any other nation.
123    “Guarantor Subsidiary” means (a) any direct or indirect wholly owned Domestic Subsidiary of Borrower which is a Consolidated Subsidiary and a Significant Subsidiary, other than any Financial Subsidiary or Excluded Subsidiary and (b) any other Domestic Subsidiary of Borrower, other than any Financial Subsidiary, that is designated in writing by Borrower as required hereby or at its option as a Guarantor Subsidiary; provided that the assets of all direct or indirect wholly owned Domestic Subsidiaries of Borrower that are not Guarantor Subsidiaries shall not in the aggregate exceed 10% of the Consolidated Net Tangible Assets of the Borrower and its Consolidated Subsidiaries (excluding the assets of Financial Subsidiaries), in each case measured as of the end of the previous Fiscal Year.
124    “Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as “friable asbestos” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.
125    “Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any real Property of Borrower or its Subsidiaries.
126    “Homes Under Construction” means, collectively, as of any date of determination, Sold Homes, Speculative Units and Model Homes that are unencumbered by any Lien or Liens (other than Permitted Encumbrances).
127    “Increasing Bank” has the meaning set forth in Section 2.7(a).
128    “Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases that should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles as in effect on the date of this Agreement, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable incurred in the ordinary course of business and obligations under Profit and Participation Agreements), (e) any obligation of the types referred to in clauses (a) through (d) above that is secured by a Lien (other than Permitted Encumbrances) on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien if such obligation is non-recourse, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any obligation of such Person under Financial Letters of Credit issued for the account of such Person to the extent not Cash Collateralized, and (h) net obligations of such Person under any Swap

Contract. Notwithstanding the foregoing, none of the items described in the foregoing clauses (a) – (h) between or among the Borrower and/or any of its Consolidated Subsidiaries shall constitute Indebtedness for purposes of Sections 6.10, Section 6.11 or the definitions used therein.
129    “Indemnified Liabilities” has the meaning set forth in Section 11.10.
130    “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
131    “Indemnitees” has the meaning set forth in Section 11.10.
132    “Information” has the meaning set forth in Section 11.12.
133    “Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles consistently applied, including (a) customer lists, goodwill, computer software, unamortized deferred charges, unamortized debt discount, capitalized research and development costs and other intangible assets and (b) any write-up in book value of any asset subsequent to its acquisition.
134    “Interest Period” means, as to each Eurodollar Rate Loan, a period of 1, 2, 3 or 6 months or, subject to the consent of the Administrative Agent, in its reasonable discretion, a period of 1, 2 or 3 weeks, as designated by Borrower; provided that (a) the first day of each Interest Period must be a Business Day, (b) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, and (c) no Interest Period may extend beyond the Maturity Date.
135    “Investment” means, with respect to any Person, any investment by that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, or other debt or equity participation or interest in any other Person, including any partnership or joint venture interest in any other Person; provided that an Investment of a Person shall not include any trade or account receivable arising in the ordinary course of the business of such Person, whether or not evidenced by a note or other writing. The amount of any Investment shall be the amount actually invested, less any return of capital, without adjustment for subsequent increases or decreases in the market value of such Investment.
136    “Investment Grade Credit Rating” means, as of any date of determination, that at least 2 Rating Agencies have as of that date issued credit ratings for Borrower’s non-credit-enhanced long-term senior unsecured debt of (a) at least BBB- in the case of S&P, (b) at least Baa3 in the case of Moody’s, and (c) at least BBB in the case of Fitch.
137    “IRS” means the United States Internal Revenue Service.
138    “ISP98” has the meaning set forth in Section 2.5(h).

139    “Issuing Bank” means any Bank in its capacity as an issuer of Letters of Credit hereunder up to its Issuing Bank’s L/C Limit. As of the Restatement Date, the Issuing Banks are set forth on Schedule 1.1.
140    “Issuing Bank’s L/C Limit” means, with respect to any Bank which is also an Issuing Bank at any time, an amount equal to the product of such Bank’s Pro Rata Share of the Commitment multiplied by the L/C Limit. As of the Restatement Date, each Issuing Bank’s L/C Limit is set forth on Schedule 1.1.
141    “Joint Venture” means any Person, other than a Subsidiary, (a) in which Borrower or any Subsidiary of Borrower holds an equity Investment which entitles Borrower or such Subsidiary to more than 10% of (i) the ordinary voting power for the election of the board of directors or other governing body of such Person or (ii) the partnership, membership or other ownership interest in such Person, and (b) which has at least one holder of its equity interests that is not an Affiliate of Borrower or any Subsidiary of Borrower. Notwithstanding the foregoing, for the purposes of Section 6.16, the term “Joint Venture” will not include any equity Investment in any Person if the dollar amount of that investment is less than $1,000,000, computed in accordance with Generally Accepted Accounting Principles consistently applied, but only to the extent that the aggregate dollar amount of such equity Investments is less than $25,000,000.
142    “L/C Advance” means, with respect to each Bank, such Bank’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
143    “L/C Borrowing” means an extension of credit resulting from a drawing under a Letter of Credit which has not been reimbursed on the date required or refinanced as a Loan.
144    “L/C Limit” means $250,000,000.
145    “Land Held for Future Development” means, as of any date of determination, Land Parcels where development activity has been suspended or has not yet begun, but is expected to occur in the future.
146    “Land Held for Sale” means, as of any date of determination, Land Parcels that are designated by Borrower as to be sold to any Person that is not an Affiliate of the Borrower.
147    “Land Parcels” means parcels of land located in the United States wholly-owned by Borrower or any Borrowing Base Subsidiary that are unencumbered by any Lien or Liens (other than Permitted Encumbrances).
148    “Land Under Development” means, as of any date of determination, Lots Under Development and Developed Lots excluding lots included in the Homes Under Construction and Land Held for Future Development categories.
149    “Laws” means, collectively, all foreign, federal, state and local statutes, treaties, codes, ordinances, rules, regulations and controlling precedents of any Governmental Agency.

150    “Lending Office” means, as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify the Borrower and the Administrative Agent.
151    “Letter of Credit” means any of the standby letters of credit issued by an Issuing Bank under the Commitment pursuant to Section 2.5, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted. A Letter of Credit shall be a Financial Letter of Credit or a Performance Letter of Credit.
152    “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form, from time to time, that is in use by an Issuing Bank.
153    “Letter of Credit Collateralize” has the meaning set forth in Section 2.5(g).
154    “Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.
155    “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, or the authorized filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.
156    “Liquidity” means at any time, the result of (i) all Unrestricted Cash held by the Borrower and the Borrowing Base Subsidiaries minus (ii) Total Outstandings (excluding undrawn Letters of Credit).
157    “Loans” means the aggregate of the Advances made at any one time by the Banks pursuant to Article II.
158    “Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, Letter of Credit Applications, the Subsidiary Guaranty, any Loan Notice, any Request for Letter of Credit, any Compliance Certificate, any Borrowing Base Certificate and any other instruments, documents or agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to the Administrative Agent or any other Bank pursuant to this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.
159    “Loan Notice” means a notice of (a) a request for a Loan, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans and, if in writing, shall be substantially in the form of Exhibit D.
160    “Loan Parties” means, collectively, the Borrower and each Guarantor Subsidiary.

161    “Lots Under Development” means, as of any date of determination, Land Parcels that are being developed into Developed Lots.
162    “LTV Maintenance Agreement” means a guaranty or other agreement entered into by the Borrower or any of its Consolidated Subsidiaries, for the benefit of the holder of any secured Indebtedness of a Person that is not the Borrower or any of its Consolidated Subsidiaries, to maintain a specified loan-to-value ratio with respect to real Property that secures such Indebtedness.
163    “LTV Maintenance Exposure” means, with respect to any LTV Maintenance Agreement, the amount equal to (a) the amount of the Indebtedness with respect to which the LTV Maintenance Agreement is delivered exceeds (b) the product of (i) the book value of the real Property securing such Indebtedness (or such lesser value as is provided in or determined under the agreements governing such Indebtedness) and (ii) a percentage equal to the loan-to-value ratio (stated as a fraction) that the Borrower or any of its Consolidated Subsidiaries agrees to maintain under the applicable LTV Maintenance Agreement; provided that if the Borrower or one of its Consolidated Subsidiaries is liable severally but not jointly and severally with one or more other obligors under the LTV Maintenance Agreement, the amount of the Contingent Guaranty Obligation in respect of such LTV Maintenance Agreement for the Borrower or such Consolidated Subsidiary shall be the product of (x) the amount determined as set forth above and (y) the maximum percentage of the aggregate liability under such LTV Maintenance Agreement with respect to which the Borrower or such Consolidated Subsidiary is severally liable; provided further, that if the LTV Maintenance Exposure with respect to a LTV Maintenance Agreement is less than zero, the LTV Maintenance Exposure for that LTV Maintenance Agreement shall be deemed to be zero.
164    “Material Adverse Effect” means any one or more events, developments or circumstances which, individually or when aggregated with any other circumstances or events, has had or would reasonably be expected to have a material adverse effect on (i) the business, property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its payment or other material obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Banks thereunder.
165    “Material Amount of Assets” means, as of any date of determination, more than 10% of the consolidated total assets of Borrower and its Subsidiaries as of such date (other than assets of, or Investments in, Financial Subsidiaries or Borrower’s Consolidated ASC 810 Subsidiaries).
166    “Maturity Date” means July 27, 2021.
167    “MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.
168    “Model Homes” means housing Units which have been completed, furnished and landscaped and are used in the marketing efforts with respect to a residential home community.
169    “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

170    “Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) of a type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.
171    “Net Realizable Value Adjustment” means the adjustment required pursuant to Generally Accepted Accounting Principles consistently applied (including ASC 360 issued by the Financial Accounting Standards Board) to reflect a decrease in the book value of assets below their historical costs.
172    “New Bank” has the meaning set forth in the recitals hereto.
173    “Non-Consenting Bank” has the meaning set forth in Section 11.2.
174    “Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.
175    “Non-Recourse Indebtedness” means Indebtedness incurred in connection with the purchase or improvement of Property (and any amendment, extension or refinancing of such Indebtedness) (a) that is secured solely by the Property purchased or improved, personal property related thereto, the equity interests in the borrower (but not the Borrower hereunder) of such Indebtedness (if such Property constitutes all or substantially all of the assets of such borrower) and/or its subsidiaries and/or proceeds of any of the foregoing and (b) the sole legal recourse for collection of principal and interest on such Indebtedness is against such collateral and/or such borrower and/or its subsidiaries; provided that any direct or indirect obligations or liabilities of any Person for indemnities, covenants (including, without limitation, performance, completion or similar guarantees or covenants) or for breach of any warranty, representation or covenant, in each case including indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, deposits, insurance and condemnation proceeds and other sums actually received by the applicable borrower from secured assets, environmental claims, waste, mechanics’ liens, failure to pay taxes or insurance, breach of separateness covenants, bankruptcy and insolvency events or any other circumstances customarily excluded from exculpation provisions and/or included in separate indemnification or guaranty agreements in non-recourse financings of real estate will in each case not cause any Indebtedness described in (a) and (b) above, whether in whole or in any part, to be classified as other than “Non-Recourse Indebtedness”.
176    “Note” means each promissory note made by Borrower to a Bank evidencing the Advances under that Bank’s Pro Rata Share of the Commitment, substantially in the form of Exhibit E, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
177    “Obligations” means all present and future obligations of every kind or nature of Borrower or any Loan Party at any time and from time to time owed to the Administrative Agent or the Banks or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues to the extent permitted by applicable Law after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.
178    “OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.
179    “Officer’s Certificate” means, when used with reference to any Person, a certificate signed by a Senior Officer of such Person.
180    “Opinions of Counsel” means the favorable written legal opinions of (a) Munger, Tolles & Olson LLP, special counsel to Borrower, (b) William A. (Tony) Richelieu, Vice President of Borrower, (c) Ballard Spahr LLP, Arizona counsel to KB HOME Phoenix Inc. and KB HOME Tucson Inc., (d) Parsons Behle & Latimer, Nevada counsel to KB HOME Las Vegas Inc., KB HOME Nevada Inc. and KB HOME Reno Inc., (e) Graves, Dougherty, Hearon & Moody, Texas counsel to KB HOME Lone Star Inc. and KBSA, Inc., and (f) Fox Rothschild LLP, Colorado counsel to KB Home Colorado Inc., substantially in the form of Exhibits F-1, F-2, F-3, F-4, F-5 and F-6, respectively, together with copies of all factual certificates and legal opinions upon which such counsel has relied.
181    “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except, in each case, any such taxes that are Connection Taxes imposed with respect to an assignment, other than an assignment made pursuant to Section 11.27, or sale of a participation.
182    “Outstanding Amount” means:
(a)    with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and
(b)    with respect to any Letter of Credit Usage on any date, the amount of such Letter of Credit Usage on such date, after giving effect to the issuance, extension, expiry, renewal or increase of any Letter of Credits occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
183    “PATRIOT Act” has the meaning set forth in Section 11.26.
184    “Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.
185    “Participant” has the meaning set forth in Section 11.8(d).

186    “Party” means any Person other than the Banks or the Administrative Agent which now or hereafter is a party to any of the Loan Documents.
187    “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.
188    “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and which is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute.
189    “Performance Letter of Credit” means any letter of credit issued by an issuer for the account of the Borrower or a Subsidiary that is not a Financial Letter of Credit.
190    “Permitted Encumbrances” means:
(a)    inchoate Liens incident to construction or maintenance of real property; or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside if required by, and in accordance with, Generally Accepted Accounting Principles and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;
(b)    Liens for taxes and assessments on real property which are not yet past due; or Liens for taxes and assessments on real property for which adequate reserves have been set aside if required by, and in accordance with, Generally Accepted Accounting Principles and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;
(c)    minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;
(d)    easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, utilities, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;
(e)    easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of property affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;
(f)    rights reserved to or vested in any Governmental Agency to control or regulate the use of any real property;
(g)    any obligations or duties affecting any real property to any Governmental Agency with respect to any right, power, franchise, grant, license, or permit;
(h)    present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;
(i)    statutory Liens, including warehouseman’s liens, other than those described in clauses (a) or (b) above and any Lien imposed pursuant to the Code or ERISA with respect to any Pension Plan, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no material property is subject to a material risk of loss or forfeiture;
(j)    covenants, conditions, and restrictions affecting the use of real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;
(k)    rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property;
(l)    Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
(m)    Liens consisting of pledges or deposits of property to secure performance in connection with leases (other than Capital Leases) made in the ordinary course of business to which the Borrower or a Subsidiary is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 25% of the annual fixed rentals payable under such lease;
(n)    Liens consisting of deposits of property to secure statutory obligations of the Borrower or a Subsidiary of Borrower in the ordinary course of its business; and
(o)    Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or a Subsidiary of Borrower is a party in the ordinary course of its business.
191    “Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance or (c) the reversionary interest of a landlord under a lease of Property.
192    “Person” means an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, union, tribe, business association or Governmental Agency, or other entity.
193    “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by the Borrower or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, or as applicable, with respect to which the Borrower or any of its Subsidiaries or any ERISA Affiliate may have any liability (whether actual or contingent).
194    “Platform” has the meaning set forth in Section 7.1.
195    “Potential Defaulting Bank” means, at any time, any Bank (i) with respect to which an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Bank, (ii) that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent, the Borrower or any Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement, or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Bank will be deemed a Potential Defaulting Bank upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks and the Banks.
196    “Pro Rata Share” of a Bank, as it pertains to the Commitment, means the applicable percentage set forth opposite the name of that Bank on Schedule 1.1 to this Agreement, as such Schedule 1.1 may change from time to time in accordance with the terms of this Agreement or in accordance with any effective Assignment and Assumption.
197    “Profit and Participation Agreement” means an agreement with respect to which the purchaser of any Property agrees to pay the seller of such Property a profit participation, price participation, or premium participation in such Property.
198    “Projections” means the financial projections of Borrower delivered to the Administrative Agent on June 27, 2017.
199    “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
200    “Public Lender” has the meaning set forth in Section 7.1.

201    “Qualified Issuer” means a commercial bank, savings bank, savings and loan association or similar financial institution which, (a) has total assets of $5,000,000,000 or more, (b) is “well capitalized” within the meaning of such term under the Federal Depository Institutions Control Act, (c) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (d) is operationally and procedurally able to meet the obligations of a Bank hereunder to the same degree as a commercial bank
202    “Quarterly Payment Date” means each March 31, June 30, September 30 and December 31 occurring after the Restatement Date.
203    “Rating Agencies” means S&P, Moody’s and Fitch.
204    “Recipient” means (a) the Administrative Agent, (b) any Bank and (c) any Issuing Bank, as applicable.
205    “Register” has the meaning set forth in Section 11.8(c).
206    “Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.
207    “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
208    “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
209    “Request for Letter of Credit” means a written request for the issuance of a Letter of Credit signed by a Responsible Official of Borrower, in a form reasonably designated from time to time by the Administrative Agent.
210    “Required Banks” means, as of any date of determination, Banks having an aggregate Pro Rata Share of more than 50% of the Commitment or, if the commitment of each Bank to make Advances and the obligation of the Issuing Banks to issue Letters of Credit have been terminated or suspended, Banks holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Bank’s risk participation and funded participation in Letter of Credit Usage being deemed “held” by such Bank for purposes of this definition); provided that the Pro Rata Share of the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.
211    “Requirement of Law” means, as to any Person, any Law or any judgment, award, decree, writ or determination of, or any consent or similar agreement with, a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

212    “Responsible Official” means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of that Person.
213    “Restatement Date” means the date of this Agreement.
214    “Right of Others” means, with respect to any Property in which a Person has an interest, (a) any legal or equitable claim or other interest (other than a Lien) in or with respect to that Property held by any other Person, and (b) any option or right held by any other Person to acquire any such claim or other interest (including a Lien).
215    “S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor thereto.
216    “Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.
217    “Sanctioned Person” means, at any time, (a) any Person listed in any publicly available Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons.
218    “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
219    “Securities” means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.
220    “Senior Notes” means the notes issued under the Senior Notes Indenture.
221    “Senior Notes Indenture” means that certain Indenture, by and between the Borrower, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as trustee, dated as of January 28, 2004, as supplemented by that certain First Supplemental Indenture dated as of January 28, 2004, that certain Second Supplemental Indenture dated as of June 30, 2004, that certain Third Supplemental Indenture dated as of May 1, 2006, that certain Fourth Supplemental Indenture dated as of November 9, 2006, that certain Fifth Supplemental Indenture dated as of August 17, 2007, that certain Sixth Supplemental Indenture dated as of January

30, 2012, certain Seventh Supplemental Indenture dated as of January 11, 2013, that certain Eighth Supplemental Indenture dated as of March 12, 2013, and that certain Ninth Supplemental Indenture dated as of February 28, 2014.
222    “Senior Officer” means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, (d) chief accounting officer, or (e) treasurer, in each case whatever the title nomenclature may be, of the Person designated.
223    “Shareholders’ Equity” means, as of any date of determination, shareholders’ equity as of that date determined in accordance with Generally Accepted Accounting Principles consistently applied; provided that there shall be excluded from Shareholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof prior to the date which is one year after the Maturity Date or upon the occurrence of specified events or at the election of the holder thereof.
224    “Significant Subsidiary” means, as of the Restatement Date and as of any other date of determination, any Subsidiary of Borrower (other than a Joint Venture) which is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act using 5% rather than 10% in all cases and excluding the effect of Financial Subsidiaries; provided that no Financial Subsidiary shall be a Significant Subsidiary.
225    “Sold Homes” means Developed Lots having fully or partially constructed Units thereon (including, at a minimum, a completed foundation for any such Unit) that are subject to bona fide contracts for the sale of such Units to a third party.
226    “Solvent” means, as to any Person, that such Person (a) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s indebtedness and other obligations (including contingent debts), (b) is able to pay all of its indebtedness and other obligations as such indebtedness and other obligations mature and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.
227    “Speculative Units” means Developed Lots having fully or partially constructed Units thereon (including, at a minimum, a completed foundation for any such Unit) that are not subject to bona fide contracts for the sale of such Units to a third party, excluding Developed Lots containing Units used as Model Homes.
228    “Subordinated Obligations” means, collectively, all obligations of Borrower or any of its Consolidated Subsidiaries that (a) do not provide for any scheduled redemption on or before 30 days after the Maturity Date, (b) are expressly subordinated to the Obligations under the Loan Documents by a written instrument containing subordination and related provisions (including interest payment blockage, standstill and related provisions) reasonably acceptable to the Administrative Agent or the Required Banks, (c) are subject to financial covenants which are reasonably acceptable to the Administrative Agent or the Required Banks and (d) are subject to other covenants (other than the covenant to pay interest) and events of default which are reasonably acceptable to the Administrative Agent or the Required Banks.

229    “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other business entity whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which securities having a majority of the ordinary voting power for the election of the board of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person or one or more Subsidiaries of such Person; or (b) in the case of a partnership or other business entity, in which such Person or a Subsidiary of such Person is a general partner.
230    “Subsidiary Guaranty” means the guaranty of the Indebtedness of Borrower under this Agreement executed by each Guarantor Subsidiary of Borrower substantially in the form of Exhibit G, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
231    “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
232    “Syndication Agents” means Bank of America, Bank of the West, Credit Suisse AG, Cayman Islands Branch, and Deutsche Bank AG New York Branch, in their respective capacities as syndication agents.
233    “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Agency, including any interest, additions to tax or penalties applicable thereto.
234    “to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that such representation, warranty or statement is a representation, warranty or statement that (a) the Person making it has no actual knowledge of the inaccuracy of the matters therein stated and (b) assuming the exercise by the Person making it of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person would have done under similar circumstances), the Person making it would have no actual knowledge of the inaccuracy of the matters therein stated. Where the Person making the representation, warranty or statement is not a natural Person, the aforesaid actual or constructive knowledge shall be that of any Senior Officer of that Person.

235    “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all Letter of Credit Usage.
236    “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
237    “Unit” means a residential housing unit available for sale, or subject to a contract for the sale of such Unit, located in the United States.
238    “Unreimbursed Amount” has the meaning set forth in Section 2.5(c)(i).
239    “Unrestricted Cash” means, as of any date of determination, the Cash and Cash Equivalents of Borrower and its Borrowing Base Subsidiaries to the extent that such Cash and Cash Equivalents are free and clear of all Liens and Rights of Others and are not subject to any restriction pursuant to any Contractual Obligations.
240    “Voting Stock” means, with respect to any Person, the capital stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
241    “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Accounting Terms.
All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles consistently applied, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants contained in Sections 6.9, 6.10, 6.11, 6.16 or 6.17 would then be calculated in a different manner or with different components or would render the same not meaningful criteria for evaluating Borrower’s financial condition, (a) Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b)  until so amended, (i) such financial covenants shall continue to be computed in accordance with Generally Accepted Accounting Principles prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial covenants made before and after giving effect to such change in Generally Accepted Accounting Principles.

1.3    Rounding.
Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.
1.4    Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).
(c)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(d)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(e)    Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(f)    The term “including” is by way of example and not limitation.
(g)    The term “or” is not exclusive.
(h)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(i)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(j)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.5    Exhibits and Schedules.
All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.
1.6    References to “Borrower and its Subsidiaries”.
Any reference herein to “Borrower and its Subsidiaries” or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.
1.7    Time of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern standard time.
1.8    Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after taking into account amounts drawn prior to such time that are not subject to reinstatement); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Article II.
LOANS AND LETTERS OF CREDIT
2.1    Loans-General.
(a)    Subject to the terms and conditions set forth in this Agreement (including Section 8.2), at any time and from time to time from the Restatement Date through the Business Day immediately preceding the Maturity Date, each Bank shall, pro rata according to that Bank’s Pro Rata Share of the Commitment then in effect, make Advances to Borrower under the Commitment in such amounts as Borrower may request; provided that after giving effect to each such Advance, the Total Outstandings shall not exceed the Commitment then in effect. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under this Section 2.1(a) without premium or penalty. In no event shall the Banks be obligated to make Loans to the Borrower at any time if, after giving effect to such Loans, the provisions of Section 6.17 would be violated.

(b)    On the Restatement Date, any and all Commitments, Loans, participations in Existing Letters of Credit and other Obligations outstanding under the Existing Loan Agreement shall remain outstanding under, and shall continue as Commitments, Loans, participations in such Existing Letters of Credit and other Obligations made pursuant to, this Agreement, as amended and extended hereby. Each of the Consenting Banks shall assign or transfer to any New Bank, and each New Bank shall purchase from any such Consenting Bank, such interests in the Loans and participation interests in the Existing Letters of Credit outstanding on the Restatement Date as shall be necessary in order that, after giving effect to all such assignments or transfers and purchases, such Loans and participation interests in Existing Letters of Credit will be held by each Bank with a Pro Rata Share of the Commitment hereunder ratably in accordance with its respective Pro Rata Share. Such assignments or transfers and purchases shall be made pursuant to such procedures as may be designated by the Administrative Agent and shall not be required to be effectuated in accordance with Section 11.8.
(c)    Subject to the next sentence and to Section 2.5(c), each Loan shall be made pursuant to Borrower’s irrevocable Loan Notice to the Administrative Agent, which shall specify the requested (i) date of such Loan, (ii) Type of Loan, (iii) amount of such Loan and (iv) in the case of a Eurodollar Rate Loan, Interest Period for such Loan. Any Loan Notice delivered under this Agreement may be delivered by mail, email, telecopier, telephone, or as otherwise acceptable to the Administrative Agent; provided, that each telephonic Loan Notice given by the Borrower pursuant to this Section 2.1(c) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Official of the Borrower.
(d)    Promptly following receipt of a Loan Notice, the Administrative Agent shall notify each Bank by telephone, telecopier or telex of the date and Type of the Loan, the applicable Interest Period in the case of a Eurodollar Rate Loan, and that Bank’s Pro Rata Share of the Loan. Not later than 1:00 p.m. New York time, on the date specified for any Loan, each Bank shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon fulfillment of the applicable conditions set forth in Article VIII, all Advances shall be credited in immediately available funds to the Designated Deposit Account.
(e)    The principal amount of each Loan shall be an integral multiple of $1,000,000 and shall be in an amount not less than (i) $1,000,000 if such Loan is a Base Rate Loan and (ii) $5,000,000 if such Loan is a Eurodollar Rate Loan.
(f)    A Loan Notice shall be irrevocable upon the Administrative Agent’s first notification thereof. The obligation of each Bank to make any Advance is several, and not joint or joint and several, and is not conditioned upon the performance by any other Bank of its obligation to make Advances. The failure by any Bank to perform its obligation to make any Advance will not increase the obligation of any other Bank to make Advances.
(g)    Borrower may redesignate a Base Rate Loan as a Eurodollar Rate Loan, or a Eurodollar Rate Loan as a Base Rate Loan or a Eurodollar Rate Loan with a new Interest Period, by delivering a Loan Notice to the Administrative Agent, within the time periods and pursuant to the conditions set forth in Section 2.1(c), 2.2 or 2.3, as applicable, and elsewhere in this Agreement. If no Loan Notice has been made prior to the last day of the Interest Period for an outstanding Eurodollar Rate Loan within the requisite notice periods set forth in Section 2.3, then Borrower shall be deemed to have requested that such Eurodollar Rate Loan be redesignated as a Base Rate Loan.
(h)    The Advances made by each Bank under this Section 2.1 shall be evidenced by that Bank’s Note to the extent requested by such Bank.
2.2    Base Rate Loans.
Each request by Borrower for a Base Rate Loan shall be made pursuant to a Loan Notice received by the Administrative Agent, at the Administrative Agent’s Office, not later than 12:00 p.m. New York time, on the Business Day on which the requested Base Rate Loan is to be made. The Administrative Agent shall notify each Bank of a request for a Base Rate Loan as soon as practicable after receipt of the same. All Loans shall constitute Base Rate Loans unless properly designated as Eurodollar Rate Loans pursuant to Section 2.3.
2.3    Eurodollar Rate Loans.
(a)    Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Loan Notice received by the Administrative Agent, at the Administrative Agent’s Office, not later than 12:00 p.m. New York time, at least 3 Business Days before the first day of the applicable Interest Period, provided that such advance notice period may be reduced by the Administrative Agent in its discretion with respect to any Eurodollar Rate Loan made on the Restatement Date. The Administrative Agent shall notify each Bank of a request for a Eurodollar Rate Loan as soon as practicable after receipt of the same.
(b)    At or about 1:00 p.m., New York time, 2 Business Days before the first day of the applicable Interest Period, the Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Banks by telephone, telecopier or, in the case of Banks, telex.
(c)    No more than 10 Eurodollar Rate Loans may be outstanding at any particular time.
2.4    [Intentionally Omitted].
2.5    Letters of Credit.
(a)    Letter of Credit Commitment. Subject to the terms and conditions of this Agreement (including Section 8.3), Borrower may request from time to time during the period from the Restatement Date through the day 5 days prior to the Maturity Date that an Issuing Bank, in reliance upon the agreements of the other Banks set forth in this Section 2.5, issue Letters of Credit for the account of Borrower in an aggregate amount not exceeding the Issuing Bank’s L/C Limit, and such Issuing Bank shall issue for the account of Borrower one or more Letters of Credit and amend Letters of Credit previously issued by it in accordance with Section 2.5(b), provided that (i) Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, the Total Outstandings exceeds the Commitment, (ii) Borrower shall not request that an Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, Borrower would not be in compliance with Section 6.17, and (iii) Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed the L/C Limit or any limit established by Law after the Restatement Date on the Issuing Bank’s ability to issue the requested Letter of Credit at any time. Notwithstanding the foregoing, an Issuing Bank shall not issue any Letter of Credit if, (A) on or prior to the Business Day immediately preceding the issuance thereof any Bank has notified the Issuing Bank or the Administrative Agent in writing that the conditions set forth in Section 8.3 have not been satisfied with respect to the issuance of such Letter of Credit, (B) the expiry date of such requested Letter of Credit would occur after the earlier of (x) the date that is 364 days after the Maturity Date and (y) one year from the date of such issuance, unless agreed by the applicable Issuing Bank, or (C) after issuing such Letter of Credit the provisions of Section 6.17 would be violated; provided that (I) the Borrower shall Cash Collateralize and/or Letter of Credit Collateralize in accordance with Section 2.5(g) each Letter of Credit with an expiry date on or after the date which is 5 days prior to the Maturity Date to the extent of the Letter of Credit Usage with respect to such Letters of Credit (1) on the date that is 90 days prior to the Maturity Date (or if such date is not a Business Day, on the next succeeding Business Day) or (2) at the time of issuance of any such Letter of Credit that Borrower requests an Issuing Bank to issue in accordance with this Section 2.5(a) if the date of issuance is after the date that is 90 days prior to the Maturity Date, and each Issuing Bank agrees that any participations in such Letters of Credit by the Banks pursuant to this Section 2.5 shall terminate on the Maturity Date, and (II) nothing in the foregoing clause (B)(y) shall prevent any Letter of Credit with a one-year tenor from providing for the renewal thereof for additional one-year periods, subject to the foregoing clause (B)(x). No Issuing Bank shall be obligated to issue any Letter of Credit if, (x) any order, judgment or decree of any Governmental Agency or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Agency with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which such Issuing Bank in good faith deems material to it, (y) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to the customers of such Issuing Bank generally, or (z) a default of any Bank’s obligations to fund under Section 2.5(c) exists or any Bank is at such time a Defaulting Bank hereunder, unless such Issuing Bank has entered into satisfactory arrangements with the Borrower or such Bank to eliminate the Issuing Bank’s risk with respect to such Bank. Each Bank from time to time party hereto agrees to act as an Issuing Bank hereunder. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Date shall be subject to and governed by the terms and conditions hereof.

(b)    Procedures for Issuance and Amendment of Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Official of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m., New York time, at least 3 Business Days (or such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the Issuing Bank may require.
(ii)    Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Pro Rata Share times the amount of such Letter of Credit.
(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also (x) deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (y) notify the Borrower and the Administrative Agent of any return, surrender or cancellation of any Letter of Credit.
(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent thereof and of the date the Issuing Bank proposes to pay such drawing. The Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of any payment by the Issuing Bank under a Letter of Credit, which reimbursement shall be made, (x) if the Issuing Bank notifies the Borrower and the Administrative Agent of such payment before 2:00 p.m. New York time on the Business Day immediately preceding the date of such payment (the date of such payment being, the “Honor Date”), then on the Honor Date, or (y) if the Issuing Bank notifies the Borrower and the Administrative Agent after 2:00 p.m. New York time on the Business Day immediately preceding the Honor Date or any Business Day thereafter, then on the Business Day immediately following such notice (with any notice received on or after 2:00 p.m. New York time on any day deemed to be received before 2:00 p.m. New York time on the next Business Day). If the Borrower fails to so reimburse the Issuing Bank by such date, the Administrative Agent shall promptly notify each Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Bank’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Base Rate Loan in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(e) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 8.2 (other than the delivery of a Loan Notice). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.5(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Bank (including the Bank acting as Issuing Bank) shall upon any notice pursuant to Section 2.5(c)(i) make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (provided that the Administrative Agent gives notice on or prior to 11:00 a.m. on such Business Day), whereupon, subject to the provisions of Section 2.5(c)(iii), each Bank that so makes funds available shall be deemed to have made an Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan because the conditions set forth in Section 8.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Bank’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.5(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 2.5.

(iv)    Until each Bank funds its Advance or L/C Advance pursuant to this Section 2.5(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Pro Rata Share of such amount shall be solely for the account of the Issuing Bank.
(v)    Each Bank’s obligation to make Advances or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.5(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Advances pursuant to this Section 2.5(c) is subject to the conditions set forth in Section 8.2 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.
(vi)    If any Bank fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.5(c) by the time specified in Section 2.5(c)(ii), the Issuing Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Bank such Bank’s L/C Advance in respect of such payment in accordance with Section 2.5(c), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Bank its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.5(c)(i) is required to be returned under any of the circumstances described in Section 11.24 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Bank shall pay to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances (except as otherwise provided in clauses (ii) through (v) below), including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)    the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction, except for payment with respect to a Letter of Credit when such payment violates the terms of ISP98;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect (so long as payment under such Letter of Credit would otherwise be permitted under the terms of ISP98) or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (except if such payment violates the terms of ISP98); or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (except for payment by an Issuing Bank (or any other applicable “issuer” within the meaning of ISP98) with respect to a Letter of Credit that violates the terms of ISP98).
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.
(f)    Role of Issuing Bank. Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Required Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Issuing Bank, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.5(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank (and any other applicable “issuer” within the meaning of ISP98), and an Issuing Bank (or such issuer) may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s (or such issuer’s) willful misconduct or gross negligence, in each case as determined in a final, non-appealable judgment of a court of competent jurisdiction, or such Issuing Bank’s (or such issuer’s) failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or for payment with respect to a Letter of Credit by an Issuing Bank (or such issuer) when such payment violates the terms of ISP98. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Cash or Letter of Credit Collateral. (i) If and to the extent required by Section 2.5(a) with respect to any Letter of Credit and (ii) otherwise upon the request of the Administrative Agent, (A) if an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (B) if, as of the date 5 days prior to the Maturity Date or acceleration pursuant to Section 9.2(a)(ii), any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn or (C) if any amount remains available to be drawn under any Letter of Credit by reason of the operation of Section 3.14 of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance), the Borrower shall immediately Cash Collateralize or Letter of Credit Collateralize the then outstanding amount of the Letter of Credit Usage, excluding any portion of such amount that is already Cash Collateralized by operation of another provision of this Agreement (in an amount equal to 101% of such outstanding amount determined as of the date of such L/C Borrowing or the Maturity Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, as collateral for the then outstanding amount of the Letter of Credit Usage, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Banks (which documents are hereby consented to by the Banks). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in a blocked, non-interest bearing deposit account at Citi. For purposes hereof, “Letter of Credit Collateralize” means to deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, as collateral for the then outstanding amount of the Letter of Credit Usage, one or more irrevocable standby letters of credit (other than a Letter of Credit) in the aggregate amount equal to 101% of the then outstanding amount of the Letter of Credit Usage (less the amount, if any, of the then outstanding amount of the Letter of Credit Usage being Cash Collateralized) issued by one or more financial institutions that each is a Qualified Issuer in form and substance satisfactory to the Administrative Agent and the applicable Issuing Banks (which documents are hereby consented to by the Banks). Derivatives of such term have corresponding meanings. The Borrower hereby agrees that the Administrative Agent may immediately apply cash collateral or draw upon any irrevocable standby letters of credit delivered pursuant to this Section 2.5(g) in order to reimburse the Issuing Banks for any drawings under any Letters of Credit.
(h)    Applicability of ISP98. The rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP98”) shall apply to each Letter of Credit, except as provided in Section 2.5(l) below.
(i)    Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(j)    Letter of Credit Fees.
(i)    Borrower shall pay to the Administrative Agent for the account of the Banks a letter of credit fee payable to the Banks in accordance with their Pro Rata Shares with respect to each Letter of Credit issued or renewed equal to the sum of (A) the Applicable Letter of Credit Fee times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) minus (B) any amounts due and payable under clause (ii) below. Such letter of credit fee shall accrue and be computed on a quarterly basis in arrears, and shall be due and payable within three Business Days after each Quarterly Payment Date (commencing with the first such date to occur after the issuance of such Letter of Credit and including each such date thereafter occurring prior to the Maturity Date) and on the Maturity Date; provided that no letter of credit fees shall accrue with respect to any Defaulting Bank’s Pro Rata Share with respect to each Letter of Credit to the extent not reallocated pursuant to Section 10.13.
(ii)    Borrower shall pay directly to the applicable Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued or renewed by such Issuing Bank equal to 0.15% per annum times the daily maximum amount which is available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fronting fee shall accrue and be computed on a quarterly basis in arrears, and shall be due and payable within three Business Days after each Quarterly Payment Date (commencing with the first such date to occur after the issuance of such Letter of Credit and including each such date thereafter occurring prior to the earlier of (x) the expiry date of such Letter of Credit or (y) the Maturity Date) and on the earlier of (x) the expiry date of such Letter of Credit or (y) the Maturity Date.
(iii)    Borrower shall pay directly to the applicable Issuing Bank for its own account the customary issuance, presentation, amendment, and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(k)    Designation of Additional Issuing Banks. Borrower may, with the consent of the Administrative Agent (and the consent of any Bank requested to be an Issuing Bank), designate any Bank hereunder as an Issuing Bank. Each Issuing Bank shall, no later than the 3rd Business Day following the last day of each month, provide to the Administrative Agent a report in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance or amendment of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit issued or amended during such month. Upon request of any Bank, the Administrative Agent shall forward copies of such reports to such Bank.
(l)    Designation of Additional Letters of Credit.
(i)    Subject to the limitations set forth in this Section, the Borrower may, at any time and from time to time, by written notice to the Administrative Agent designate letters of credit under the Bank of America Letter of Credit Facility as Letters of Credit hereunder and such designated letters of credit shall be deemed Letters of Credit and Bank of America shall be Issuing Bank for all purposes under this Agreement.
(ii)    Designation of Letters of Credit under clause (i) above shall be subject to the following conditions at the time of any such designation:
(A)    Bank of America shall be a Bank hereunder;

(B)    after giving effect to such designation the Total Outstandings shall not exceed the Commitment; and
(C)    after giving pro forma effect to such designation the Borrower shall be in compliance with Section 6.17.
(D)    each of the conditions set forth in Section 8.3 shall be satisfied.
2.6    Reduction of Commitment.
Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least 5 Business Days prior written notice voluntarily to reduce or terminate permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $5,000,000 (unless all of the unused Commitment is being terminated), all or a portion of the unused Commitment. Borrower shall pay to the Administrative Agent (for the account of each Bank, pro rata according to that Bank’s Pro Rata Share) on the date of such termination all unpaid commitment fees which have accrued to such date in respect of the terminated portion of the Commitment.
2.7    Optional Increase to Commitment.
(a)    Subject to the limitations set forth in this Section, the Administrative Agent may, at any time and from time to time at the request of Borrower, increase the Commitment by (i) admitting any Person that immediately prior to such admission was not a Bank as additional Banks hereunder (each an “Additional Bank”), or (ii) increasing the Exposure of any Bank (each an “Increasing Bank”), subject to the following conditions:
(i)    each Additional Bank is an Eligible Assignee;
(ii)    Borrower executes (A) a new Note payable to the order of an Additional Bank, or (B) a replacement Note payable to the order of an Increasing Bank if such Increasing Bank previously received a Note;
(iii)    each Additional Bank executes and delivers to the Administrative Agent an instrument of joinder to this Agreement which is in form and substance acceptable to the Administrative Agent;
(iv)    after giving effect to the admission of any Additional Bank or the increase in the Exposure of any Increasing Bank, the Commitment does not exceed $600,000,000 less the aggregate amount of reductions, if any, of the Commitment made pursuant to Sections 2.6;
(v)    each increase in the Commitment shall be in the amount of $10,000,000 or a greater integral multiple of $1,000,000;
(vi)    no admission of any Additional Bank shall increase the Exposure of any existing Bank without the written consent of such Bank;

(vii)    no Bank shall be an Increasing Bank without the written consent of such Bank;
(viii)    no Default or Event of Default exists or would result from such increased Commitments (provided that for the purposes of this condition, compliance with Sections 6.10 and 6.11 shall be determined in accordance with clauses (x) and (xi) below);
(ix)    Borrower satisfies Section 6.10 on a pro forma basis after giving effect to such increased Commitments (which shall be deemed fully drawn for purposes of complying with Section 6.10);
(x)    Borrower satisfies Section 6.11(b) (without giving effect to Section 6.11(a) thereof);
(xi)    the Administrative Agent shall have received from Borrower such documents as it may reasonably request in connection with such increase, including:
(A)    a certificate signed by a Senior Officer of the Borrower (x) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase and (y) certifying that (1) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the date of the increase, except to the extent that such representations and warranties specifically refer to an earlier date, and (2) no Default or Event of Default exists as of the date of the increase or will result from the increase; and
(B)    a written consent to the increase and reaffirmation of its obligations under the Loan Documents executed by each Guarantor Subsidiary; and
(xii)    Any such increase shall be effective, if at all, as of the date determined by the Administrative Agent and the Borrower. The Administrative Agent shall promptly notify the Banks of the effective date of such increase.
(b)    Except as set forth in Section 2.7(a), no consent of the Banks shall be required for an increase in the amount of the Commitment pursuant to this Section 2.7.
(c)    After the admission of any Additional Bank or the increase in the Exposure of any Increasing Bank, the Administrative Agent shall promptly provide to each Bank and to Borrower a new Schedule 1.1 to this Agreement.
(d)    Concurrently with the effectiveness of any increase to the Commitment under this Section, (i) the participation interest of each Bank in each outstanding Letter of Credit shall be adjusted, and (ii) each Additional Bank and each Increasing Bank shall make additional Advances available to the Administrative Agent (the proceeds of which shall be paid to the other Banks for assignment of Loans or used in part to refinance expiring Eurodollar Rate Loans) in the amount required to result in the aggregate outstanding Advances of each Bank being equal to its Pro Rata Share of the Commitment, as so increased.
(e)    The Borrower confirms its obligation pursuant to Section 3.6(f) to repay any breakage fees resulting from the prepayment of any Eurodollar Rate Loans resulting from Borrower’s request to increase the Commitment under this Section 2.7.
(f)    This Section shall supersede any provisions in Section 11.2 or 11.8 to the contrary.
2.8    Borrowing Base.
(a)    Reporting of Borrowing Base. Concurrently with the delivery of the financial statements described in Section 7.1(a) and (b), the Borrower shall provide the Administrative Agent with a Borrowing Base Certificate in a form satisfactory to the Administrative Agent showing the Borrower’s calculations of the components of the Borrowing Base as of the end of the last Fiscal Quarter and such data supporting such calculations per Exhibit B or in another form as the Administrative Agent may reasonably require; provided that Borrower shall have no obligation to provide a Borrowing Base Certificate to the Administrative Agent at any time at which Borrower holds an Investment Grade Credit Rating. Any change in the Borrowing Base shall be effective upon receipt of a Borrowing Base Certificate.
(b)    Amount of Borrowing Base. As used in this Agreement, the term “Borrowing Base” means a Dollar amount equal to the sum of the following, as of any date of determination, and with respect to Borrower and the Borrowing Base Subsidiaries:
(i)    Escrow Receivables. 100% of the aggregate GAAP Value of Escrow Receivables; plus
(ii)    Homes Under Construction. 90% of the aggregate GAAP Value of Homes Under Construction; plus
(iii)    Land Under Development. 65% of the aggregate GAAP Value of Land Under Development; plus
(iv)    Land Held For Future Development. 50% of the aggregate GAAP Value of Land Held for Future Development and Land Held for Sale; plus
(v)    Unrestricted Cash. 100% of Unrestricted Cash in excess of $15,000,000;
provided, however, that the aggregate of the amounts set forth in clause (iv) shall be less than 40% of the Borrowing Base; provided further, that the value of any unentitled land or land under option shall not be included in the Borrowing Base.
Article III.
PAYMENTS AND FEES

3.1    Principal and Interest.
(a)    Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date of such Advance until payment in full and shall accrue and be payable at the rates set forth herein, to the extent permitted by applicable Laws, before and after default, before and after maturity, before and after any judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate.
(b)    Interest accrued on each Base Rate Loan shall be due and payable in arrears within three Business Days after each Quarterly Payment Date. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the sum of the Base Rate plus the Applicable Base Rate Spread.
(c)    Interest accrued on each Eurodollar Rate Loan shall be due and payable in arrears on the last day of the Interest Period applicable to such Eurodollar Rate Loan; provided, in the case of each Interest Period of longer than three months, accrued interest shall also be due and payable each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the sum of the Eurodollar Rate for that Eurodollar Rate Loan plus the Applicable Eurodollar Rate Spread.
(d)    If not sooner paid, the Loans shall be payable as follows:
(i)    the Loans shall be payable within one Business Day in Cash to the extent that the Total Outstandings exceeds at any time the Commitment as then in effect, but only to the extent of such excess, and excluding any portion of such excess represented by outstanding Letters of Credit which are Cash Collateralized pursuant to Section 2.5(g) or any other provision of this Agreement; and
(ii)    the Loans shall in any event be immediately payable in Cash on the Maturity Date.
(e)    Loans may, at any time and from time to time, voluntarily be prepaid at the election of Borrower in whole or in part without premium or penalty; provided that: (i) any partial prepayment shall be in integral multiples of $1,000,000, (ii) any partial prepayment shall be in an amount not less than $1,000,000 on a Base Rate Loan, and not less than $5,000,000 on a Eurodollar Rate Loan, (iii) the Administrative Agent must have received written notice of any prepayment at least 3 Business Days before the date of prepayment in the case of a Eurodollar Rate Loan and by 1:00 p.m., New York time, on the date of prepayment in the case of a Base Rate Loan, (iv) each prepayment of principal, except for partial prepayments on Base Rate Loans, shall be accompanied by prepayment of interest accrued to the date of payment on the amount of principal paid and (v) in the case of any prepayment of any Eurodollar Rate Loan, Borrower shall promptly upon demand reimburse each Bank for any loss or cost directly or indirectly resulting from the prepayment, determined as set forth in Section 3.6.

(f)    Change in Control.
(i)    If a Change in Control shall have occurred, at the option of the Required Banks, Borrower shall repay in Cash the Loans, together with interest thereon and all other amounts due in connection with the Loans and this Agreement, and deliver to the Administrative Agent an amount equal to the Letter of Credit Usage then outstanding, to be held as cash collateral as provided in Section 9.2(c) (the “Change in Control Repayment”), on the date that is no more than 27 Business Days after the occurrence of the Change in Control (the “Change in Control Payment Date”), subject to receipt by Borrower of a Change in Control Payment Notice as set forth in Section 3.1(f)(iii). Subject to receipt of a Change in Control Payment Notice (as hereinafter defined), on the Change in Control Payment Date, the Commitment shall automatically terminate.
(ii)    Within 15 Business Days after the occurrence of a Change in Control, Borrower shall provide written notice of the Change in Control to the Administrative Agent and each Bank. The notice shall state:
(A)    the events causing a Change in Control and the date of such Change in Control;
(B)    the date by which the Change in Control Payment Notice (as defined in Section 3.1(f)(iii)) must be given; and
(C)    the Change in Control Payment Date.
(iii)    At the direction of the Required Banks, the Administrative Agent shall, on behalf of the Banks, exercise the rights specified in Section 3.1(f)(i) by delivery of a written notice (a “Change in Control Payment Notice”) to Borrower at any time prior to or on the Change in Control Payment Date, stating that the Loans shall be prepaid and cash collateral shall be provided for the Letter of Credit Usage on the Change in Control Payment Date. Subject to receipt of a Change in Control Payment Notice, on the Change in Control Payment Date, Borrower shall make the Change in Control Repayment to the Administrative Agent for the benefit of the Banks, and the Commitment shall terminate.
3.2    Commitment Fee.
From the Restatement Date until the Maturity Date, Borrower shall pay to the Administrative Agent, for the account of each Bank, pro rata according to that Bank’s Pro Rata Share of the Commitment, a commitment fee equal to the Applicable Commitment Fee Rate in effect from time to time for the applicable period times the average daily amount by which the Commitment exceeds the aggregate outstanding principal of the Loans plus the Letter of Credit Usage; provided that no commitment fee shall accrue with respect to any Defaulting Bank’s Pro Rata Share of the Commitment to the extent not reallocated pursuant to Section 10.13. This commitment fee shall accrue daily, and shall be payable in arrears with respect to each calendar quarter within three Business Days after the Quarterly Payment Date falling at the end of such calendar quarter (commencing with the first such date to occur after the Restatement Date and including each such date thereafter occurring prior to the Maturity Date) and on the Maturity Date. The Administrative Agent shall calculate the commitment fee and shall notify Borrower in writing of such amounts prior to each Quarterly Payment Date.
3.3    Other Fees.
Borrower shall pay to Citi and CGMI, for the account of Citi, CGMI and the Banks, as applicable, such other fees in such amounts and at such times as heretofore set forth in letter agreements to which Borrower is a party.
3.4    [Intentionally Omitted].
3.5    [Intentionally Omitted].
3.6    Eurodollar Fees and Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Eurodollar Rate) or an Issuing Bank;
(ii)    subject any Recipient to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Recipient in respect thereof (except for Indemnified Taxes, Taxes described in clauses (b) and (c) of the definition of Excluded Taxes, and Connection Income Taxes); or
(iii)    impose on any Bank or an Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Bank or any Letter of Credit or participation therein;
and the result of any of the foregoing would be to increase the cost to such Bank of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or such Issuing Bank, the Borrower will pay to such Bank or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital or Liquidity Requirements. If any Bank or an Issuing Bank determines that any Change in Law affecting such Bank or such Issuing Bank or any Lending Office of such Bank or such Bank’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s or such Issuing Bank’s capital or on the capital of such Bank’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Bank or such Issuing Bank or such Bank’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or such Issuing Bank’s policies and the policies of such Bank’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Issuing Bank or such Bank’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Bank or an Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or such Issuing Bank or its holding company, as the case may be, as specified in Section 3.6(a) or Section 3.6(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Bank or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Bank or an Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Bank’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Bank or an Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 6 months prior to the date that such Bank or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 6-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    If, with respect to any proposed Eurodollar Rate Loan:
(i)    the Administrative Agent reasonably determines that, by reason of circumstances affecting the London interbank Eurodollar market generally that are beyond the reasonable control of the Banks, deposits in dollars (in the applicable amounts) are not being offered to each of the Banks in the London interbank Eurodollar market for the applicable Interest Period; or
(ii)    the Required Banks advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of making the applicable Eurodollar Advances; then the Administrative Agent forthwith shall give notice thereof to Borrower and the Banks, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future Eurodollar Advances shall be suspended. If at the time of such notice there is then pending a Loan Notice that specifies a Eurodollar Rate Loan, such Loan Notice shall be deemed to specify a Base Rate Loan.
(f)    Compensation for Losses. Upon demand of any Bank (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:
(i)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii)    any failure by the Borrower (for a reason other than the failure of any Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(iii)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.27;
including any loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Bank in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Banks under this Section 3.6, each Bank shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.7    Late Payments/Default Interest.
If any installment of principal or interest or any other amount payable to the Banks under any Loan Document is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times (whether before or after judgment ) equal to the sum of the Base Rate plus the Applicable Base Rate Spread plus 2% (the “Default Rate”), provided however that, subject to the following sentence, principal, interest or other amounts due with respect to Eurodollar Rate Loans shall bear interest at a fluctuating rate per annum at all times equal to the sum of the Eurodollar Rate plus the Applicable Eurodollar Rate Spread plus 2%; in each case, to the extent permitted by applicable Law, until paid in full (whether before or after judgment). Upon and during the continuance of any Event of Default under Section 9.1(j), the Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the extent permitted by applicable Law, until no Event of Default exists (whether before or after judgment).
3.8    Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Citi’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees hereunder shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day and excluding the last day), which results in greater interest than if a year of 365 days were used. Any Loan that is repaid on the same day on which it is made shall bear interest for one day.
3.9    Holidays.
If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
3.10    Payment Free of Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law. If the Borrower shall be required (as determined in the good faith discretion of the applicable withholding agent) by applicable Law to deduct and withhold any Tax from any such payment, then
(i)    the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes (including deductions and withholdings applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such deductions been made,
(ii)    the Borrower or Administrative Agent, as applicable, shall make such deductions, and
(iii)    the Borrower or Administrative Agent, as applicable, shall timely pay the full amount deducted to the relevant Governmental Agency in accordance with applicable Law.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Agency in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for its payment in accordance with applicable Law of any Other Taxes.
(c)    Indemnification by the Borrower. Without duplication of Section 3.10(a), the Borrower shall indemnify each Recipient within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. A certificate as to the amount of such payment or liability, together with reasonable supporting documentation, if any, delivered to the Borrower by a Bank (with a copy to the

Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Agency, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Agency evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Banks. Any Bank that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the date on which such Bank becomes a Bank under this Agreement, and at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e)(1)(i)-(iii) and Section 3.10(e)(2) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank. Without limiting the generality of the foregoing,
(1) any Foreign Bank shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:
(i)    duly executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)    duly executed originals of IRS Form W-8ECI,
(iii)    in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E,

(iv)    duly executed originals of IRS Form W-8IMY, and
(v)    any other form or certificate prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and
(2) if a payment made to a Bank under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (2), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(3) each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) duly completed originals of IRS Form W-9 (or any successor form) certifying that such Bank is exempt from U.S. backup withholding tax.
Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient, and without interest (other than any interest paid by the relevant Governmental Agency with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower pursuant to this Section 3.10(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Agency) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Agency. Notwithstanding anything to the contrary in this Section 3.10(f), in no event will the Recipient be required to pay any amount to the Borrower pursuant to this Section 3.10(f) the payment of which would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.10(f) shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)    For purposes of determining withholding Taxes imposed under FATCA, the Borrower and the Administrative Agent shall treat (and the Banks hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
3.11    Funding Sources.
Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for its share of any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for its share of any Loan in any particular place or manner.
3.12    Failure to Charge or Making of Payment Not Subsequent Waiver.
Any decision by any Bank not to require payment of any fee or costs, or to reduce the amount of the payment required for any fee or costs, or to calculate any fee or any cost in any particular manner, shall not limit or be deemed a waiver of any Bank’s right to require full payment of any fee or costs, or to calculate any fee or any costs in any other manner. Any decision by Borrower to pay any fee or costs shall not limit or be deemed a waiver of any right of Borrower to protest or dispute the payment amount of such fee or costs.
3.13    Time and Place of Payments; Evidence of Payments; Application of Payments.
All payments to be made by the Borrower shall be made without conditions or deduction for any counterclaim, defense, recoupment or setoff. The amount of each payment hereunder, under the Notes or under any Loan Document shall be made to the Administrative Agent at the Administrative Agent’s Office, for the account of each of the Banks or the Administrative Agent, as the case may be, in lawful money of the United States of America without deduction, offset or counterclaim and in immediately available funds on the day of payment (which must be a Business Day). All payments of principal received after 1:00 p.m., New York time, on any Business Day, shall be deemed received on the next succeeding Business Day for purposes of calculating interest thereon. The amount of all payments received by the Administrative Agent for the account of a Bank shall be promptly paid by the Administrative Agent to that Bank in immediately available funds. Each Bank shall keep a record of Advances made by it and payments of principal with respect to each Note, and such record shall be presumptive evidence of the principal amount owing under such Note; provided that failure to keep such record shall in no way affect the Obligations of Borrower. Prior to the Maturity Date or an acceleration of the maturity of the Loans, payments under the Loan Documents shall be applied first to amounts owing under the Loan Documents other than the principal amount of and accrued interest on the Loans and Borrower’s obligations with respect to Letter of Credit Usage, second to accrued interest on the Loans, third, to the principal amount of the Loans and fourth to Borrower’s Obligations with respect to Letter of Credit Usage then due and owing. Following the Maturity Date or an acceleration of the maturity of the Loans, payments and recoveries under the Loan Documents shall be applied in a manner designated in Section 9.2(e). All payments with respect to principal and interest shall be applied ratably in accordance with the Pro Rata Shares.
3.14    Administrative Agent’s Right to Assume Payments Will be Made.
Unless the Borrower or any Bank has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Bank, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Bank, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(a)    if the Borrower failed to make such payment, each Bank shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Bank in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
(b)    if any Bank failed to make such payment, such Bank shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Bank pays such amount to the Administrative Agent, then such amount shall constitute such Bank’s Advance included in the applicable Loan. If such Bank does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Advance. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Pro Rata Share of the Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Bank as a result of any default by such Bank hereunder.
A notice of the Administrative Agent to any Bank or the Borrower with respect to any amount owing under this Section 3.14 shall be conclusive, absent manifest error.
3.15    Survivability.
All of Borrower’s obligations under Sections 3.6 and 3.10 hereof shall survive termination of the Commitments and repayment of all other Obligations hereunder.
3.16    Bank Calculation Certificate.

Any request for compensation pursuant to Section 3.6 shall be accompanied by a statement of an officer of the Bank requesting such compensation and describing the methodology used by such Bank in calculating the amount of such compensation, which methodology (i) may consist of any reasonable averaging and attribution methods and (ii) in the case of Section 3.6(b) hereof shall be consistent with the methodology used by such Bank in making similar calculations in respect of loans or commitments to other borrowers.
3.17    Designation of a Different Lending Office.
If any Bank requests compensation under Sections 3.6(a) through 3.6(e), or the Borrower is required to pay any additional amount to any Bank or any Governmental Agency for the account of any Bank pursuant to Section 3.10, then such Bank shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.6(a) through 3.6(e) or Section 3.10, as the case may be, in the future, and (ii) in each case, would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
Article IV.
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to the Banks that:
4.1    Existence and Qualification; Power; Compliance with Law.
Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and its certificate of incorporation does not provide for the termination of its existence. Borrower is duly qualified or registered to transact business as a foreign corporation in the State of California, and in each other jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification or registration necessary, except where the failure so to qualify or register would not constitute a Material Adverse Effect. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform all of its obligations under the Loan Documents. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all applicable state and federal securities Laws, except where the failure to so comply would not constitute a Material Adverse Effect. Borrower is in compliance with all Laws and other legal requirements applicable to its business the violation of which would have a Material Adverse Effect, and has obtained all authorizations, consents, approvals, orders, licenses and permits (collectively, “Authorizations”) from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, or to comply with, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.

4.2    Authority; Compliance with Other Instruments and Government Regulations.
The execution, delivery, and performance by Borrower, and by each Guarantor Subsidiary of Borrower, of the Loan Documents to which it is a Party, have been duly authorized by all necessary corporate or partnership action, and do not:
(a)    require any consent or approval not heretofore obtained of any stockholder, partner, security holder, or creditor of such Party;
(b)    violate or conflict with any provision of such Party’s charter, certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, partnership agreement or other organizational or governing documents of such Party;
(c)    result in or require the creation or imposition of any Lien (except to the extent that any Lien is created under this Agreement) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;
(d)    constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent transfer” or “fraudulent obligation” within the meaning of the Uniform Fraudulent Transfer Act as enacted in any jurisdiction or any analogous Law;
(e)    violate any Requirement of Law applicable to such Party; or
(f)    result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party or any of its Property is bound or affected with respect to any obligation or obligations aggregating $50,000,000 or more;
and neither Borrower nor any Guarantor Subsidiary of Borrower is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(f) in any respect that would constitute a Material Adverse Effect.
4.3    No Governmental Approvals Required.
Except such as have heretofore been obtained, no authorization, consent, approval, order, license or permit from, or filing, registration, or qualification with, or exemption from any of the foregoing from, any Governmental Agency is or will be required to authorize or permit the execution, delivery and performance by Borrower or any Guarantor Subsidiary of Borrower of the Loan Documents to which it is a Party.
4.4    Subsidiaries.
(a)    Schedule 4.4 correctly sets forth the names, the form of legal entity, the jurisdictions of organization of all Subsidiaries of Borrower as of the Restatement Date and the identification by Borrower of each Consolidated Subsidiary, Significant Subsidiary, Guarantor Subsidiary, Foreign Subsidiary and Financial Subsidiary of the Borrower, in each case as of the

Restatement Date. As of the Restatement Date, unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary indicated thereon are owned of record and beneficially by Borrower or one of such Subsidiaries, and all such shares or equity interests so owned were issued in compliance with all state and federal securities Laws and are duly authorized, validly issued, fully paid and non-assessable (other than with respect to required capital contributions to any joint venture in accordance with customary terms and provisions of the related joint venture agreement), except where the failure to so comply would not constitute a Material Adverse Effect, and are free and clear of all Liens and Rights of Others, except for Permitted Encumbrances and Permitted Rights of Others.
(b)    Each Guarantor Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect) and has all requisite power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform the Loan Documents to which it is a Party.
(c)    Each Guarantor Subsidiary is in substantial compliance with all Laws and other requirements applicable to its business and has obtained all Authorizations from, and each such Significant Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, or to comply with, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.
4.5    Financial Statements.
Borrower has furnished to each Bank the following financial statements: (a) the audited consolidated financial statements of Borrower and its GAAP Subsidiaries as of November 30, 2016 and for the Fiscal Year then ended; and (b) the unaudited consolidated financial statements of Borrower and its GAAP Subsidiaries as of May 31, 2017 and for the Fiscal Quarter then ended and for the portion of the Fiscal Year ended with such Fiscal Quarter. The audited financial statements described in clause (a) are in accordance with the books and records of Borrower and its GAAP Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles consistently applied and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidated financial condition and results of operations of Borrower and its GAAP Subsidiaries as at the date and for the period covered thereby. The unaudited financial statements described in clause (b), are in accordance with the books and records of Borrower and its GAAP Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles consistently applied and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidated financial condition and results of operation of Borrower and its GAAP Subsidiaries as at the date and for the period covered thereby, subject to customary year-end audit adjustments and the absence of footnotes.
4.6    No Material Adverse Change.

Since the date of the financial statements most recently delivered (or required to be delivered) under Section 4.5(b) or Section 7.1, as applicable, there has been no material adverse change in the financial condition of the Borrower or its Subsidiaries, taken as a whole.
4.7    Title to Assets.
(a)    Borrower and its Consolidated Subsidiaries have good and valid title to all of the assets reflected in the financial statements most recently delivered pursuant to Section 4.5(b) or Section 7.1, as applicable, as owned by them or any of them (other than assets disposed of in the ordinary course of business or as permitted hereunder), free and clear of all Liens and Rights of Others other than (i) those reflected or disclosed in the notes to the financial statements described in Section 4.5, (ii) Liens or Rights of Others not required under Generally Accepted Accounting Principles consistently applied to be so reflected or disclosed, (iii) Liens permitted pursuant to Section 6.7 and Rights of Others to acquire such Liens, (iv) Permitted Rights of Others, and (v) such existing Liens or Rights of Others as are described on Schedule 4.7 hereto.
(b)    The Borrower and its Borrowing Base Subsidiaries have good record and marketable title in fee simple to all Developed Lots, Lots Under Development, Land Held for Development, and Model Homes and Units being constructed on Developed Lots included in the Borrowing Base (as set forth in the Borrowing Base Certificate delivered by Borrower to the Administrative Agent pursuant to Section 8.1(a)(viii)), except for defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
4.8    Intangible Assets.
Borrower and its Guarantor Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and other intangible assets that are necessary in the conduct of their businesses as operated, and no such intangible asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict would constitute a Material Adverse Effect.
4.9    Anti-Terrorism Laws; Sanctions; Anti-Corruption Laws.
(a)    No Loan Party, no Subsidiary of any Loan Party and, to the actual knowledge of the Senior Officers of each Loan Party, none of the respective officers, directors, employees, brokers or agents of such Loan Party or such Subsidiary has violated or is in violation of Anti-Terrorism Laws. Neither the execution and delivery of the Loan Documents by the Borrower or any Loan Party, nor any Advance, any Letter of Credit or the use of the proceeds of any Advance or any Letter of Credit, directly by any Loan Party, or, to the actual knowledge of a Senior Officer of any Loan Party, indirectly, will violate any Anti-Terrorism Laws, Anti-Corruption Laws or applicable Sanctions.
(b)    No Loan Party, no Subsidiary of any Loan Party, and, to the actual knowledge of the Senior Officers of each Loan Party, none of the respective officers, directors, employees,

brokers or agents of such Loan Party or such Subsidiary, is or will become a blocked person described in Section 1 of the Anti-Terrorism Order or a Sanctioned Person.
(c)    Except as otherwise authorized by OFAC, no Loan Party, no Subsidiary of any Loan Party, and, to the actual knowledge of the Senior Officers of each Loan Party, none of the respective officers, directors, employees, brokers or agents of such Loan Party or such Subsidiary, (i) engages or will engage in any dealings or transactions, or in making or receiving any contribution of funds, goods or services, (A) to, for the benefit of or with any blocked person described in Section 1 of the Anti-Terrorism Order or any Sanctioned Person or (B) in any Sanctioned Country, in each case in violation of any Anti-Terrorism Laws or applicable Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(d)    The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees, brokers and agents with laws generally, including Anti-Corruption Laws and applicable Sanctions, and the Loan Parties, their respective Subsidiaries and, to the actual knowledge of the Senior Officers of each Loan Party, the directors, officers, employees, brokers and agents of such Loan Party and its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
4.10    Governmental Regulation.
Neither Borrower nor any of the Guarantor Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935 or the Investment Company Act of 1940.
4.11    Litigation.
There are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency which would constitute a Material Adverse Effect. To the best knowledge of the Borrower, there are no investigations by any Governmental Agency pending or threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them which would constitute a Material Adverse Effect.
4.12    Binding Obligations.
Each of the Loan Documents to which Borrower or any Guarantor Subsidiary of Borrower is a Party has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Borrower or the Guarantor Subsidiary, as the case may be, enforceable against Borrower or the Guarantor Subsidiary, as the case may be, in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to the granting of specific performance or other equitable remedies as a matter of judicial discretion.

4.13    No Default.
No event has occurred and is continuing that is a Default or an Event of Default.
4.14    Pension Plans.
As of the date of this Agreement, all contributions required to be made under any Pension Plan or Multiemployer Plan by Borrower or any ERISA Affiliate have been timely made.
4.15    Tax Liability.
Borrower and its Consolidated Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Consolidated Subsidiary, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings (and with respect to which Borrower or its Consolidated Subsidiary has established adequate reserves for the payment of the same to the extent required by, and in accordance with, Generally Accepted Accounting Principles), and (b) such taxes the failure of which to pay will not constitute a Material Adverse Effect.
4.16    Regulation U.
Neither the Borrower nor any of its Subsidiaries is engaged (or will engage), principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock.
4.17    Environmental Matters.
To the best knowledge of Borrower, Borrower and its Consolidated Subsidiaries are in substantial compliance with all applicable Laws relating to environmental protection where the failure to comply would constitute a Material Adverse Effect. To the best knowledge of Borrower, neither Borrower nor any of its Consolidated Subsidiaries has received any notice from any Governmental Agency respecting the alleged violation by Borrower or any Consolidated Subsidiary of such Laws which would constitute a Material Adverse Effect and which has not been or is not being corrected.
4.18    Disclosure.
The information provided by Borrower to the Banks in connection with this Agreement or any Loan, taken as a whole, has not contained any untrue statement of a material fact and has not omitted a material fact necessary to make the statements contained therein, taken as a whole, not misleading under the totality of the circumstances existing at the date such information was provided and in the context in which it was provided.
4.19    Projections.

As of the Restatement Date, the assumptions upon which the Projections are based are reasonable and consistent with each other assumption and with all facts known to Borrower and that the Projections are reasonably based on those assumptions. Nothing in this Section 4.19 shall be construed as a representation or warranty as of any date other than the Restatement Date or that the Projections will in fact be achieved by Borrower.
4.20    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Neither the Borrower nor any ERISA Affiliate sponsors, or has sponsored within the past 10 years, a Pension Plan, or is a participant, or has participated within the past 10 years, in a Multiemployer Plan.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Agency, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur.
4.21    Solvency.
The Borrower and each Guarantor Subsidiary is and will be, after giving effect to the making of the Loans and issuance of the Letters of Credit, Solvent.
4.22    Absence of Restrictions.
No Guarantor Subsidiary is subject to any agreement or contract which prohibits it from making distributions to the Borrower or any other wholly-owned Subsidiary of the Borrower.
4.23    Tax Shelter Regulations.
The Borrower does not intend to treat the Loans or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. Accordingly, if the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Banks may treat its Loans or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Article V.
AFFIRMATIVE COVENANTS
(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)
As long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding, Borrower shall, and shall cause each of its Consolidated Subsidiaries to, unless the Administrative Agent (with the approval of the Required Banks) otherwise consents in writing:
5.1    Payment of Taxes and Other Potential Liens.
Pay and discharge promptly, all taxes, assessments, and governmental charges or levies imposed upon Borrower or any of its Consolidated Subsidiaries, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof, except (i) any tax, assessment, charge, or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, as long as Borrower or its Consolidated Subsidiary has established and maintains adequate reserves for the payment of the same to the extent required by, and in accordance with, Generally Accepted Accounting Principles and by reason of such nonpayment no material Property of Borrower or its Significant Subsidiaries is subject to a risk of loss or forfeiture, and (ii) any tax, assessment, charge or levy the failure of which to pay would not constitute a Material Adverse Effect.
5.2    Preservation of Existence.
Preserve and maintain their respective existence, licenses, rights, franchises, and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties; provided that (a) the failure to preserve and maintain any particular right, franchise, privilege, authorization, consent, approval, order, license, permit, exemption, or registration, or to qualify or remain qualified in any jurisdiction, that does not constitute a Material Adverse Effect will not constitute a violation of this covenant, and (b) nothing in this Section 5.2 shall prevent any consolidation or merger or disposition of assets permitted by Section 6.3 or shall prevent the termination of the business or existence (corporate or otherwise) of any Subsidiary of Borrower which in the reasonable judgment of the management of Borrower is no longer necessary or desirable.
5.3    Maintenance of Properties.
Maintain, preserve and protect all of their respective real Properties in good order and condition, subject to wear and tear in the ordinary course of business and damage caused by the natural elements, and not permit any waste of their respective real Properties, except that the failure to so maintain, preserve or protect any particular real Property, or the permitting of waste on any particular real Property, where such failure or waste with respect to all real Properties of Borrower and its Subsidiaries, in the aggregate, would not constitute a Material Adverse Effect.

5.4    Maintenance of Insurance.
Maintain insurance with responsible insurance companies in such amounts and against such risks as in Borrower’s reasonable business judgment is adequate in light of Borrower’s and its Consolidated Subsidiaries’ size, business, assets and location of operations.
5.5    Compliance with Laws.
Comply with all Requirements of Laws noncompliance with which would constitute a Material Adverse Effect, except that Borrower and its Consolidated Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate procedures, so long as such contest (or a bond or surety posted in connection therewith) operates as a stay of enforcement of any material penalty that would otherwise apply as a result of such failure to comply. Without limiting the foregoing, neither the Borrower nor any Loan Party will permit itself nor any of its Subsidiaries to (a) become a Sanctioned Person or (b) engage in any dealings or transactions or be otherwise associated with any person who is a Sanctioned Person.
5.6    Inspection Rights.
At any time during regular business hours and as often as reasonably requested (and, in any event, upon 24 hours’ prior notice), permit any Bank or any appropriately designated employee, agent or representative thereof at the expense of such Bank (unless a Default or an Event of Default has occurred and is continuing) to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of Borrower and its Consolidated Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and such Subsidiaries with any of their officers or employees; provided that none of the foregoing unreasonably interferes with the normal business operations of Borrower or any of such Subsidiaries and that the Banks shall engage in any such inspections on a cooperative basis, if there has been no Default or Event of Default.
5.7    Keeping of Records and Books of Account.
Keep adequate records and books of account fairly reflecting all financial transactions in conformity with Generally Accepted Accounting Principles applied on a consistent basis (except for changes concurred with by Borrower’s independent certified public accountants) and all applicable requirements of any Governmental Agency having jurisdiction over Borrower or any of its Consolidated Subsidiaries.
5.8    Use of Proceeds.
Use the proceeds of all Loans and Letters of Credit solely for working capital, Acquisitions permitted hereunder and other general corporate purposes of Borrower and its Subsidiaries and not in contravention of any Law or of any Loan Document (including, without limitation, not using the proceeds of any Loans or Letters of Credit, directly or, to the actual knowledge of the Senior Officers of any Loan Party, indirectly, in any manner which would result in any violation of Anti-Terrorism Laws, Anti-Corruption Laws or applicable Sanctions).

5.9    Subsidiary Guaranty.
Cause each of its Guarantor Subsidiaries hereafter formed, acquired or qualifying as a Guarantor Subsidiary (including any Subsidiary that ceases to be an Excluded Subsidiary and thereafter qualifies as a Guarantor Subsidiary), to (a) execute and deliver to the Administrative Agent, promptly following such formation, acquisition or qualification, a joinder of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate, and (b) deliver to the Administrative Agent documents of the types referred to in clause (v) of Section 8.1(a) and, if requested by the Administrative Agent, favorable opinions of counsel to such Guarantor Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
Article VI.
NEGATIVE COVENANTS
As long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding, Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, unless the Administrative Agent (with the approval of the Required Banks) otherwise consents in writing:
6.1    Payment or Prepayment of Subordinated Obligations and Certain Other Obligations.
(a)    Make any payment with respect to any Subordinated Obligation in violation of the provisions in the instruments governing such Subordinated Obligation; or
(b)    At all times the Consolidated Interest Coverage Ratio is greater than or equal to 2:00 to 1:00, if a Default or Event of Default then exists or would result therefrom, (i) make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation, or (ii) make a purchase or redemption of any Subordinated Obligation; or
(c)    At all times the Consolidated Interest Coverage Ratio is less than 2:00 to 1:00, (i) make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation, or (ii) make a purchase or redemption of any Subordinated Obligation; provided, however, that the restrictions set forth in this clause (c) shall not apply if all of the following conditions are met:
(i)    Unrestricted Cash (calculated on a pro forma basis after giving effect to such payment, prepayment, purchase or redemption) equals or exceeds the Commitment;
(ii)    Total Outstandings (excluding the aggregate undrawn face amount of outstanding Letters of Credit) are zero; and
(iii)    no Default or Event of Default then exists or would result therefrom.

6.2    [Intentionally Omitted].
6.3    Merger and Sale of Assets.
Merge or consolidate with or into any Person, sell a Material Amount of Assets or liquidate or dissolve Borrower or any Consolidated Subsidiary, except, subject to Section 6.6:
(a)    a merger of Borrower into a wholly-owned Subsidiary of Borrower that has nominal assets and liabilities, the primary purpose of which is to effect the reincorporation of Borrower in another state of the United States;
(b)    merger, consolidation or liquidation of a Subsidiary of Borrower into Borrower (with Borrower as the surviving corporation) or into any other Subsidiary of Borrower, provided that (i) the reduction in the proportionate share of Borrower and its Subsidiaries in the total assets of such resulting Subsidiary (after intercompany eliminations) does not constitute a Material Amount of Assets and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(c)    mergers, consolidations, liquidations, or sales of all or substantially all of the assets of a Subsidiary; provided that (i) any such transaction does not involve a transfer by Borrower or its Consolidated Subsidiaries of a Material Amount of Assets and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(d)    a merger or consolidation of Borrower with another Person if (i) no Change in Control results therefrom, (ii) Borrower does not transfer a Material Amount of Assets measured before the effectiveness of the merger or consolidation to one or more Persons in giving effect to such merger or consolidation, (iii) Borrower is the surviving Person and (iv) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;
(e)    the sale of inventory in the ordinary course of business; or
(f)    any sale of assets among the Loan Parties and their Subsidiaries which is in the ordinary course of business or is otherwise in compliance with all other provisions of this Agreement.
6.4    Investments and Acquisitions.
Make any Acquisition, or enter into an agreement to make any Acquisition, or make or suffer to exist any Investment, other than:
(a)    Investments in Cash or Cash Equivalents;
(b)    advances to officers, directors and employees of Borrower or its Subsidiaries for travel, entertainment, housing expenses, relocation, equity compensation plans, or otherwise in connection with their employment or the business of Borrower or any of its Subsidiaries;

(c)    Investments of Borrower in any of its wholly-owned Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or any of Borrower’s wholly-owned Subsidiaries;
(d)    Acquisitions of or Investments in Persons engaged primarily in the same businesses as Borrower and its Subsidiaries, or in a business reasonably related to such businesses, including electronic commerce and similar activities related to real estate;
(e)    Acquisitions of or Investments in the Borrower’s own capital stock permitted by Section 6.12;
(f)    Acquisitions of or Investments in Persons engaged primarily in businesses other than those permitted by Sections 6.4(d), provided that the aggregate cost of all such Acquisitions and Investments made in any fiscal year does not exceed $75,000,000;
(g)    Investments in Subsidiaries in existence on the Restatement Date or as otherwise disclosed on Schedule 6.4;
(h)    Investments received in connection with the settlement of a bona fide dispute with another Person;
(i)    Investments consisting of readily marketable securities actively traded on a public exchange, provided that (i) the aggregate amount of any such Investments at any one time does not exceed $100,000,000; and
(j)    Investments consisting of the extension of credit to suppliers in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof, provided that the aggregate amount of any such Investments at any one time does not exceed $50,000,000;
but in all events, subject to the restrictions of Section 6.16.
6.5    [Intentionally Omitted].
6.6    Change in Business.
Engage in any business other than the businesses as now conducted by Borrower or its Subsidiaries, and any business reasonably related to such businesses, other than: businesses in which Borrower and its Subsidiaries have invested to the extent permitted pursuant to Section 6.4(f).
6.7    Liens and Negative Pledges.
Create, incur, assume, or suffer to exist, any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or enter or suffer to exist any Contractual Obligation wherein Borrower or any of its Consolidated Subsidiaries agrees not to grant any Lien on any of their Properties, except:

(a)    Liens and Contractual Obligations existing on the Restatement Date and described in Schedule 4.7, provided that the obligations secured by such Liens are not increased and that no such Lien extends to any Property of Borrower or any Consolidated Subsidiary other than the Property subject to such Lien on the Restatement Date;
(b)    Liens on Property of any Financial Subsidiary or Foreign Subsidiary securing Indebtedness of that Financial Subsidiary or Foreign Subsidiary, or Contractual Obligations of any Financial Subsidiary or Foreign Subsidiary restricting the grant of any Lien on the Property of such Financial Subsidiary or Foreign Subsidiary;
(c)    Liens on Property securing Indebtedness of Borrower or any of its Subsidiaries, or Contractual Obligations restricting the grant of any Lien on Property where such Property secures Indebtedness incurred for the purposes of acquiring and/or developing such Property;
(d)    Liens or Contractual Obligations that may exist from time to time under the Loan Documents;
(e)    Liens or Contractual Obligations consisting of a Capital Lease covering personal Property entered into in the ordinary course of business;
(f)    Permitted Encumbrances;
(g)    attachment, judgment and other similar Liens arising in connection with court proceedings, judgments and orders which do not constitute an Event of Default under Section 9.1(i);
(h)    Liens on any asset of any Person, or Contractual Obligations of such Person restricting the grant of any Lien on such asset of such Person, in each case existing at the time such Person becomes a Subsidiary and not created in contemplation of such event;
(i)    Liens on any asset of any Person, or Contractual Obligations of such Person restricting the grant of any Lien on such asset of such Person, in each case existing at the time such Person is merged or consolidated with or into Borrower or any of its Subsidiaries and not created in contemplation of such event;
(j)    Liens on any asset, or Contractual Obligations restricting the grant of any Lien on such asset, in each case existing prior to the acquisition thereof by Borrower or any of its Subsidiaries and not created in contemplation of such acquisition;
(k)    Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased and is not secured by additional assets;
(l)    Liens arising in the ordinary course of business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $10,000,000 individually, or $50,000,000 in the aggregate, and (iii) do not in the aggregate materially detract from the value of the assets covered by such Liens or materially impair the use thereof in the operation of Borrower’s business;
(m)    (i) any Contractual Obligations restricting the grant of any Lien and (ii) any Contractual Obligations contained in Section 1008 of the Senior Notes Indenture as in effect on the Restatement Date; provided that in the case of clause (i) only, as of any date of determination, such Contractual Obligations do not (x) prohibit first priority, perfected Liens on Properties of the Borrower and the Guarantor Subsidiaries in favor of the Administrative Agent and the Banks to secure the Obligations then outstanding and determinable (other than unasserted or contingent indemnification or reimbursement Obligations) as of such date, or (y) require that holders of any indebtedness receive Liens ranking senior or pari passu to Liens granted on collateral in favor of the Administrative Agent and the Banks to secure the Obligations then outstanding and determinable (other than unasserted or contingent indemnification or reimbursement Obligations) as of such date;
(n)    assessment district or similar Liens in connection with municipal financings;
(o)    a Contractual Obligation wherein Borrower or any of its Subsidiaries agrees to grant any Lien on any of their Properties, if such Contractual Obligation provides for the grant of a Lien on a pari passu basis in favor of the Administrative Agent for the benefit of the Banks with respect to the Obligations and in favor of the holders of such other Indebtedness (other than Subordinated Obligations), if any, as the Borrower designates (and Borrower shall, as soon as reasonably possible, provide to the Banks a copy of any such Contractual Obligation);
(p)    Liens on Property of a Joint Venture permitted under Section 6.4;
(q)    Liens on Property of Borrower or any of its Subsidiaries that secure Non-Recourse Indebtedness, or Contractual Obligations related to such Non-Recourse Indebtedness restricting the grant of any Lien on such Property; and
(r)    Liens on Property that secure any obligation of the Borrower or any of its Subsidiaries under any Profit and Participation Agreement, or any Contractual Obligations under any Profit and Participation Agreements which restrict the granting of any Lien on any Property subject to such Profit and Participation Agreements.
For purposes of compliance with this Section: (x) in the event that any Lien or Contractual Obligation meets the criteria set forth in more than one of clauses (a) through (r) of this Section, Borrower, in its sole discretion, may classify or reclassify such Lien or Contractual Obligation in any manner that complies with this Section and such Lien or Contractual Obligation shall be treated as having been permitted pursuant to only one of the clauses of this Section; and (y) any Indebtedness secured by a Lien may be divided and classified among more than one of the clauses of this Section.
6.8    Transactions with Affiliates.
Enter into any transaction of any kind with any Affiliate of Borrower other than (a) a transaction that results in Subordinated Obligations, (b) a transaction between or among Borrower and/or its Consolidated Subsidiaries, (c) a transaction that has been authorized by the board of directors or a committee established by the board of directors of Borrower with the favorable vote of a majority of the directors who have no financial or other interest in the transaction or by the vote of a majority of the outstanding shares of capital stock of Borrower, (d) a transaction entered into on terms and under conditions not less favorable to Borrower or any of its Subsidiaries than could be obtained from a Person that is not an Affiliate of Borrower, (e) salary, bonus, equity compensation and other compensation arrangements and indemnification arrangements with directors or officers consistent with past practice or current market practice, or (f) transactions permitted by clauses (b), (c) and (g) of Section 6.4.
6.9    Consolidated Tangible Net Worth.
Permit Consolidated Tangible Net Worth to be, at the end of any Fiscal Quarter, less than an amount equal to (a) $1,240,672,000, plus (b) an amount equal to 50% of aggregate of the cumulative Consolidated Net Income for each Fiscal Quarter commencing after May 31, 2017 and ending as of the last day of such Fiscal Quarter (provided that there shall be no reduction hereunder in the event of a consolidated net loss in any such Fiscal Quarter), plus (c) an amount equal to 50% of the cumulative net proceeds received by Borrower from the issuance of its capital stock after May 31, 2017.
6.10    Consolidated Leverage Ratio.
Permit the Consolidated Leverage Ratio to be, at the end of any Fiscal Quarter, greater than 0.65 to 1.00.
6.11    Consolidated Interest Coverage Ratio or Minimum Liquidity.
Permit both of the following to occur with respect to any Fiscal Quarter:
(a)    Liquidity to be less than Consolidated Interest Incurred for the four most recently ended Fiscal Quarters in the aggregate; and
(b)    the Consolidated Interest Coverage Ratio to be, at the end of any Fiscal Quarter, less than 1.50 to 1.00.
6.12    Distributions.
(a)    Make any Distribution if a Default or an Event of Default then exists or if an Event of Default or Default would result therefrom; or
(b)    At all times the Consolidated Interest Coverage Ratio is less than 2:00 to 1:00, (i) retire, redeem, purchase or otherwise acquire for value (other than for capital stock of the same type of the Borrower or any of its Consolidated Subsidiaries) any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by the Borrower or any of its Consolidated Subsidiaries; or (ii) make any Investment in any holder of 5% or more of the capital stock (or other equity securities) of the Borrower or any of its Consolidated Subsidiaries, if a purpose of such Investment is to avoid the restrictions set forth in subclause (i)

above; provided, however, that the restrictions set forth in this Section 6.12(b) shall not apply if all of the following conditions are met:
(i)    Unrestricted Cash (calculated on a pro forma basis after giving effect to such retirement, redemption, purchase, acquisition or Investment) equals or exceeds the Commitment;
(ii)    Total Outstandings (excluding the aggregate undrawn face amount of outstanding Letters of Credit) are zero; and
(iii)    no Default or Event of Default then exists or would result therefrom.
(c)    Notwithstanding the foregoing provisions of this Section 6.12, Section 6.12 does not prohibit:
(i)    retirements, redemptions, purchases, or other acquisitions for value of capital stock, warrants or rights to acquire shares of capital stock or other equity securities (x) from or with employees, officers or directors or former employees, officer or directors (or their estates or beneficiaries under their estates) of Borrower and its Subsidiaries in connection with Borrower’s equity incentive plans or other benefit plans or upon death, disability, retirement, severance or termination or pursuant to any agreement under which the capital stock or other securities were issued or any employment agreement, (y) in connection with cashless exercises of options, warrants or other rights to acquire capital stock or other equity securities, or (z) in lieu of fractional shares;
(ii)    the purchase of call options or call spreads by Borrower or its Subsidiaries in connection with any convertible securities offering of Subordinated Obligations by Borrower, together with the repurchase of shares of capital stock or settlement for cash (in whole or in part) as may be required by the terms of such options or spreads;
(iii)    a Distribution made (x) to Borrower or to a Guarantor Subsidiary by any of their respective Subsidiaries or (y) to a wholly-owned Subsidiary of Borrower by any Subsidiary that is not a Loan Party;
(iv)    the payment of any Distribution within 60 days after the date of declaration thereof so long as such Distribution was permitted by the provisions of this Agreement at the time of its declaration; or
(v)    the making of cash payments in connection with any conversion of convertible securities of the Borrower.
6.13    Amendments.
Amend, waive or terminate any provision in any instrument or agreement governing Subordinated Obligations unless such amendment, waiver or termination would not be materially adverse to the interests of the Banks under this Agreement.

6.14    [Intentionally Omitted].
6.15    [Intentionally Omitted].
6.16    Investment in Subsidiaries and Joint Ventures.
Permit, as of the last day of any Fiscal Quarter, Borrower’s equity interest, computed in accordance with Generally Accepted Accounting Principles consistently applied, in all Subsidiaries of Borrower (other than Guarantor Subsidiaries), Financial Subsidiaries, Foreign Subsidiaries, all Joint Ventures and all other entities with financial statements not consolidated with those of Borrower under Generally Accepted Accounting Principles consistently applied to exceed an amount equal to the sum of (a) $104,811,000 plus (b) an amount equal to 20% of Consolidated Tangible Net Worth as of the last day of such Fiscal Quarter.
6.17    Borrowing Base Indebtedness Not to Exceed Borrowing Base.
Permit Borrowing Base Indebtedness at any time to exceed the Borrowing Base (as set forth in the then most recent Borrowing Base Certificate delivered hereunder by Borrower to the Administrative Agent) if Borrower does not hold an Investment Grade Credit Rating at such time.
6.18    [Intentionally Omitted].
6.19    Regulation U.
Permit, any Loan hereunder to be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
6.20    Fiscal Year.
Change its fiscal year-end to a date other than November 30.
Article VII.
INFORMATION AND REPORTING REQUIREMENTS
7.1    Financial and Business Information of Borrower and Its Subsidiaries.
As long as any Loan remains unpaid or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding, Borrower shall, unless the Administrative Agent (with the approval of the Required Banks) otherwise consents in writing, deliver to the Administrative Agent and each of the Banks (except as otherwise provided below) at its own expense:
(a)    As soon as reasonably possible, and in any event within 50 days after the close of each Fiscal Quarter of Borrower (other than the fourth Fiscal Quarter), (i) the consolidated and consolidating balance sheet of Borrower and its GAAP Subsidiaries as of the end of such Fiscal

Quarter, setting forth in comparative form the corresponding figures for the corresponding Fiscal Quarter of the preceding Fiscal Year, if available, and (ii) the consolidated and consolidating statements of profit and loss and the consolidated statements of cash flows of Borrower and its GAAP Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, setting forth in comparative form the corresponding periods of the preceding Fiscal Year. Such consolidated and consolidating balance sheets and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied (other than those which require footnote disclosure of certain matters), and shall be certified by the principal financial officer of Borrower, subject to normal year-end accruals and audit adjustments;
(b)    As soon as reasonably possible, and in any event within 90 days after the close of each Fiscal Year of Borrower, (i) the consolidated and consolidating (in accordance with past practices of Borrower) balance sheets of Borrower and its GAAP Subsidiaries as of the end of such Fiscal Year, setting forth in comparative form the corresponding figures at the end of the preceding Fiscal Year and (ii) the consolidated and consolidating (in accordance with past practices of Borrower) statements of profit and loss and the consolidated statements of cash flows of Borrower and its GAAP Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year. Such consolidated and consolidating balance sheet and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied. Such consolidated balance sheet and statements shall be accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Borrower, which report and opinion shall state that the examination of such consolidated financial statements by such accountants was made in accordance with generally accepted auditing standards and that such consolidated financial statements fairly present the financial condition, results of operations and of cash flows of Borrower and its GAAP Subsidiaries subject to no exceptions as to scope of audit and subject to no other exceptions or qualifications (other than changes in accounting principles in which the auditors concur) unless such other exceptions or qualifications are approved by the Required Banks in their reasonable discretion. Such accountants’ report and opinion shall be accompanied by a certificate stating that, in conducting the audit examination of books and records necessary for the certification of such financial statements, such accountants have obtained no knowledge of any Default or Event of Default hereunder or, if in the opinion of such accountants, any such Default or Event of Default shall exist, stating the nature and status of such event, and setting forth the applicable calculations under Sections 6.9, 6.10, 6.11, 6.16 and 6.17 as of the date of the balance sheet. Such consolidating balance sheet and statements shall be certified by a Senior Officer of Borrower;
(c)    Promptly after the receipt thereof by Borrower, copies of any audit or management reports submitted to it by independent accountants in connection with any audit or interim audit submitted to the board of directors of Borrower or any of its Consolidated Subsidiaries;
(d)    Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to its stockholders, and copies of all annual, regular and periodic reports that Borrower may file or be required to file with the Commission; provided, any of the foregoing reports, statements or communications filed with or furnished to the Commission by the Borrower (and which are available online) shall be deemed to have been delivered by the Borrower under this Section 7.1;
(e)    Promptly upon a Senior Officer of Borrower becoming aware, and in any event within 10 Business Days after becoming aware, of the occurrence of any (i) ERISA Event or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, in each case, a written notice specifying the nature thereof, what action Borrower and any of its Subsidiaries or any ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or threatened to be taken by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;
(f)    Promptly upon a Senior Officer of Borrower becoming aware, and in any event within 5 Business Days after becoming aware, of the existence of a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto;
(g)    Promptly upon a Senior Officer of Borrower becoming aware, and in any event within 5 Business Days after becoming aware, that the holder of any evidence of Indebtedness (in a principal amount in excess of $50,000,000) of Borrower or any of its Consolidated Subsidiaries has given notice or taken any other action with respect to a default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of such default or event of default and what action Borrower or its Consolidated Subsidiary is taking or proposes to take with respect thereto;
(h)    Promptly upon a Senior Officer of Borrower becoming aware, and in any event within 5 Business Days after becoming aware, of the existence of any pending or threatened litigation or any investigation by any Governmental Agency that could reasonably be expected to constitute a Material Adverse Effect (provided, that no failure of a Senior Officer to provide notice of any such event shall be the sole basis for any Default or Event of Default hereunder);
(i)    [Intentionally Omitted];
(j)    As soon as reasonably possible, and in any event prior to the date that is 90 days after the commencement of each Fiscal Year, deliver to the Administrative Agent the business plan of Borrower and its Consolidated Subsidiaries for that Fiscal Year, together with projections (in substantially the same format as the Projections) covering the next 2 Fiscal Years; and
(k)    Such other data and information as from time to time may be reasonably requested by any of the Banks.
The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Banks and the Issuing Banks materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities:
(i)    all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;
(ii)    by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Syndication Agents, the Issuing Banks and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.12);
(iii)    all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and
(iv)    the Administrative Agent, the Arrangers and the Syndication Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
7.2    Compliance Certificate.
Concurrently with the delivery of the financial statements described in Section 7.1(a) and (b), Borrower shall deliver to the Administrative Agent and the Banks, at Borrower’s sole expense, a Compliance Certificate dated as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be:
(a)    setting forth computations showing, in detail reasonably satisfactory to the Administrative Agent, whether Borrower and its Consolidated Subsidiaries were in compliance with their obligations to the Banks pursuant to Sections 6.9, 6.10, 6.11 and 6.16;
(b)    certifying a sales report by geographical region, in the form attached to the Compliance Certificate, setting forth the number of homes or other units sold and delivered during such period and in backlog at the end of such period;
(c)    certifying an inventory report for such period in the form attached to the Compliance Certificate, summarizing such inventory by type and geographical region;
(d)    reporting any change, as of the last day of such Fiscal Quarter, in the listing of Subsidiaries set forth in Schedule 4.4 (as the same may have been revised by previous Compliance Certificates), including changes in Guarantor Subsidiaries;

(e)    either
(i)    stating that to the best knowledge of the certifying officer as of the date of such certificate there is no Default or Event of Default, or
(ii)    if there is a Default or Event of Default as of the date of such certificate, specifying all such Defaults or Events of Default and their nature and status; and
(f)    stating, to the best knowledge of the certifying officer, whether any event or circumstance constituting a Material Adverse Effect (other than a Material Adverse Effect which is not particular to the Borrower and which is generally known) has occurred since the date of the most recent Compliance Certificate delivered under this Section and, if so, describing such Material Adverse Effect in reasonable detail. No failure of the certifying officer to describe the existence of an event or circumstance constituting a Material Adverse Effect shall be the sole basis for any Default or Event of Default hereunder.
Article VIII.
CONDITIONS
8.1    Initial Advances, Etc.
The effectiveness of this Agreement, the obligation of each Bank with a Pro Rata Share of the Commitment hereunder to continue any and all Commitments, Loans, participations in Existing Letters of Credit and other Obligations hereunder, and the obligation of each New Bank to make its initial Advances hereunder and of the Issuing Banks to issue Letters of Credit hereunder are subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):
(a)    The Administrative Agent shall have received all of the following, each dated as of the Restatement Date (unless otherwise specified or unless the Administrative Agent otherwise agrees) and all in form and substance satisfactory to the Administrative Agent and each of the Banks:
(i)    executed counterparts of this Agreement, sufficient in number for distribution to the Banks and Borrower;
(ii)    a Note executed by Borrower in favor of each Bank requesting a Note, each in a principal amount equal to that Bank’s Pro Rata Share of the Commitment, promptly following the Restatement Date (provided that, in the case of any Consenting Bank, such Consenting Bank has delivered to Borrower the Note issued in its favor and delivered pursuant to the Existing Loan Agreement (if any) for cancellation);
(iii)    the Subsidiary Guaranty executed by each Subsidiary which is a Guarantor Subsidiary as of the Restatement Date;
(iv)    [intentionally omitted];

(v)    with respect to Borrower and each Subsidiary which is a Guarantor Subsidiary as of the Restatement Date, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, and the like;
(vi)    the Opinions of Counsel;
(vii)    an Officer’s Certificate of Borrower affirming, to the best knowledge of the certifying Senior Officer, that the conditions set forth in Sections 8.1(c) and 8.1(d) have been satisfied;
(viii)    a Borrowing Base Certificate calculated as of the last day of the Fiscal Quarter ending on May 31, 2017, showing the Borrower to be in compliance with Section 6.17 after giving effect to any Loans made and Letters of Credit issued on the Restatement Date;
(ix)    the financial statements described in Section 4.5;
(x)    a Compliance Certificate calculated as of the last day of the Fiscal Quarter ending on May 31, 2017; and
(xi)    such other assurances, certificates, documents, consents or opinions relevant hereto as the Administrative Agent may reasonably require.
(b)    All fees then payable under the letter agreements referred to in Section 3.3 shall have been paid and all other amounts and expenses owed hereunder and under the Existing Loan Agreement shall have been paid.
(c)    The representations and warranties of Borrower contained in Article IV shall be true and correct in all material respects on and as of the Restatement Date.
(d)    Borrower and its Consolidated Subsidiaries and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and at and after giving effect to the initial Advance, no Default or Event of Default shall have occurred and be continuing.
(e)    The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, that has been requested prior to the Restatement Date.
8.2    Any Advance.

The obligations of the Banks to make any Advance are subject to the following conditions precedent:
(a)    the Administrative Agent shall have received a Loan Notice;
(b)    the representations and warranties contained in Article IV (other than the representations and warranties contained in Sections 4.4(a), 4.18 and 4.19 and, if the Borrower holds an Investment Grade Credit Rating at such time, Section 4.7(b)) shall be true and correct in all material respects on and as of the date of the Loan as though made on and as of that date (except that the financial statements referred to in Section 4.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(b) and the financial statements referred to in Section 4.5(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a), and the Borrowing Base Certificate referred to in Section 4.7(b) shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 2.8); it being understood and agreed that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects;
(c)    the Administrative Agent shall have received such other information relating to any matters which are the subject of Section 8.2(b) or the compliance by Borrower with this Agreement as may reasonably be requested by the Administrative Agent on behalf of a Bank; and
(d)    at and after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing.
Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section have been satisfied on and as of the date of the Loan requested thereby.
8.3    Any Letter of Credit.
The obligations of an Issuing Bank to issue, renew or increase any Letter of Credit are subject to the following conditions precedent:
(a)    the Administrative Agent and the Issuing Bank shall have received a Request for Letter of Credit;
(b)    the representations and warranties contained in Article IV (other than the representations and warranties contained in Sections 4.4(a), 4.18 and 4.19 and, if the Borrower holds an Investment Grade Credit Rating at such time, Section 4.7(b)) shall be true and correct in all material respects on and as of the date of the issuance of the Letter of Credit as though made on and as of that date (except that the financial statements referred to in Section 4.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(b) and the financial statements referred to in Section 4.5(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a), and the Borrowing Base Certificate referred to in Section 4.7(b) shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 2.8); it being understood and agreed that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects;
(c)    the Administrative Agent shall have received such other information relating to any matters which are the subject of Section 8.3(b) or the compliance by Borrower with this Agreement as may reasonably be requested by the Administrative Agent on behalf of a Bank; and
(d)    at and after giving effect to the issuance, renewal or increase of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.
Each Request for Letter of Credit submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section have been satisfied on and as of the date of the issuance of the Letter of Credit requested thereby.
Article IX.
EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT
9.1    Events of Default.
There will be a default hereunder if any one or more of the following events (“Events of Default”) occurs and is continuing, whatever the reason therefor:
(a)    failure to pay any installment of principal on any Loan on the date, or any payment in respect of a Letter of Credit pursuant to Section 2.5, when due; or
(b)    failure to pay any installment of interest on any of the Loans, or to pay any fee or other amounts due the Administrative Agent or any Bank hereunder, within 5 Business Days after the date when due; or
(c)    any failure to comply with Sections 6.1, 6.3, 6.4, 6.7, 6.9, 6.10, 6.11, 6.12, 6.13, 6.16, 6.17, 6.19 or 7.1(f); or
(d)    any failure to comply with Sections 2.8(a), 5.8, 5.9 or 6.8 that remains unremedied for a period of 15 calendar days after notice by the Administrative Agent of such Default or 20 calendar days after a Senior Officer becomes aware of such Default, whichever occurs first; or
(e)    Borrower or any other Party fails to perform or observe any other term, covenant, or agreement contained in any Loan Document on its part to be performed or observed within 30 calendar days after notice by the Administrative Agent of such Default; or
(f)    any representation or warranty in any Loan Document or in any certificate, agreement, instrument, or other document made or deemed made or delivered pursuant to or in connection with any Loan Document proves to have been incorrect when made in any respect material to the ability of Borrower to duly and punctually perform all of the Obligations; or

(g)    Borrower or any of its Significant Subsidiaries which is also a Consolidated Subsidiary (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness (other than Non-Recourse Indebtedness), or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness) on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise in excess of $50,000,000 in the aggregate or (ii) fails to perform or observe any other material term, covenant, or agreement on its part to be performed or observed, or suffers to exist any condition, in connection with any present or future Indebtedness (other than Non-Recourse Indebtedness), or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness), in excess of $50,000,000 in the aggregate, if as a result of such failure or such condition any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare it due before the date on which it otherwise would become due or has the right to cause a demand such that such Indebtedness be repurchased, prepaid, defeased or redeemed; or
(h)    (x) any written guarantee of the indebtedness and liabilities of Borrower to the Administrative Agent and the Banks or any one or more of them arising under the Loan Documents is asserted to be invalid or unenforceable by any Loan Party (other than following the release of any such guarantee contemplated by Section 10.11 or following the termination of such guarantee in accordance with its terms), or (y) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Banks, satisfaction in full of all the Obligations or in accordance with its terms, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid, or unenforceable in any respect which is, in the reasonable opinion of the Required Banks, materially adverse to the interest of the Banks; or
(i)    a final judgment (or judgments) against Borrower or any of its Significant Subsidiaries which is also a Consolidated Subsidiary is entered for the payment of money in excess of $50,000,000 in the aggregate over the amount of any insurance proceeds reasonably expected to be received and remains unsatisfied, unpaid, undischarged or unbonded without procurement of a stay of execution within 30 calendar days after the date of entry of judgment, or in any event at least 5 calendar days prior to the sale of any assets pursuant thereto; or
(j)    Borrower or any Significant Subsidiary of Borrower which is also a Consolidated Subsidiary institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or fails generally, or admits in writing its inability, to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person, and continues undismissed or unstayed for 60 calendar days; or

(k)    the occurrence of one or more ERISA Events if the aggregate liability of Borrower and its ERISA Affiliates under ERISA as a result thereof could result in a Material Adverse Effect; or
(l)    any determination is made by a court of competent jurisdiction that payment of principal or interest or both is due to the holder of any Subordinated Obligations which would not be permitted by Section 6.1 or that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations.
9.2    Remedies Upon Event of Default.
Without limiting any other rights or remedies of the Administrative Agent or the Banks provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law or in equity, or otherwise:
(a)    Upon the occurrence of any Event of Default, and so long as any such Event of Default shall be continuing (other than an Event of Default described in Section 9.1(j) with respect to Borrower or a Guarantor Subsidiary):
(i)     all commitments to make Advances or issue Letters of Credit, and all other obligations of the Administrative Agent, any Issuing Bank or the Banks with respect to Advances and Letters of Credit shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that the Required Banks (or greater number, if so required) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Required Banks (or greater number, if so required), to reinstate the Commitment and make further Advances or issue Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks; and
(ii)    the Required Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall:
(A)    declare the unpaid principal of all Obligations due to the Banks hereunder and under the Notes, an amount equal to the Letter of Credit Usage, all interest accrued and unpaid thereon, and all other amounts payable to the Banks under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower; provided that the Administrative Agent shall notify Borrower (by telecopy and, if practicable, by telephone) substantially concurrently with any such acceleration (but the failure of Borrower to receive such notice shall not affect such acceleration); provided further, that all commitments to make Advances or issue Letters of Credit, and all other obligations of the Administrative Agent, any Issuing Bank or the Banks with respect to Advances and Letters of Credit under the Loan Documents shall terminate concurrently with such acceleration;

(B)    require that Borrower Cash Collateralize or Letter of Credit Collateralize all outstanding Letters of Credit at 103% of the face amount thereof (excluding any portion of such amount that is already Cash Collateralized by operation of another provision of this Agreement); and
(C)    apply cash collateral or make drawings under irrevocable standby letters of credit delivered pursuant to Section 2.5(g).
(b)    Upon the occurrence of any Event of Default described in Section 9.1(j) with respect to Borrower or a Guarantor Subsidiary:
(i)    all commitments to make Advances or issue Letters of Credit, and all other obligations of the Administrative Agent, any Issuing Bank or the Banks with respect to Advances and Letters of Credit under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower; and
(ii)    (A) the unpaid principal of all Obligations due to the Banks hereunder and under the Notes, an amount equal to the Letter of Credit Usage and all interest accrued and unpaid on such Obligations, and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower; and (B) the Administrative Agent may apply cash collateral or make drawings under irrevocable standby letters of credit delivered pursuant to Section 2.5(g).
(c)    So long as any Letter of Credit shall remain outstanding, any amounts received by the Administrative Agent in respect of the Letter of Credit Usage pursuant to Section 9.2(a)(ii) or 9.2(b)(ii) may be held as cash collateral for the obligation of Borrower to reimburse the Issuing Banks in event of any drawing under any Letter of Credit (and Borrower hereby grants to the Administrative Agent for the benefit of the Issuing Banks and the Banks a security interest in such cash collateral). In the event any Letter of Credit in respect of which Borrower has deposited cash collateral with the Administrative Agent is canceled or expires, the cash collateral shall be applied first to the reimbursement of the Issuing Banks (or all of the Banks, as the case may be) for any drawings thereunder, second to the payment of any outstanding Obligations of Borrower hereunder or under any other Loan Document, and third to the Person entitled to such amount.
(d)    Upon the occurrence of an Event of Default, the Banks and the Administrative Agent, or any of them, may proceed to protect, exercise, and enforce their rights and remedies under the Loan Documents against Borrower or any other Party and such other rights and remedies as are provided by Law or equity, without notice to or demand upon Borrower (which are expressly waived by Borrower) except to the extent required by applicable Laws. The order and manner in which the rights and remedies of the Banks under the Loan Documents and otherwise are exercised shall be determined by the Required Banks.
(e)    All payments received by the Administrative Agent and the Banks, or any of them, after the acceleration of the maturity of the Loans or after the Maturity Date shall be applied first to the costs and expenses (including Attorney Costs) of the Administrative Agent, acting as

Administrative Agent, and of the Banks and thereafter paid pro rata to the Banks in the same proportion that the aggregate of the unpaid principal amount owing on the Obligations of Borrower to each Bank, plus accrued and unpaid interest thereon, bears to the aggregate of the unpaid principal amount owing on all the Obligations, plus accrued and unpaid interest thereon. Regardless of how each Bank may treat the payments for the purpose of its own accounting, for the purpose of computing Borrower’s Obligations, the payments shall be applied first, to the costs and expenses of the Administrative Agent, acting as Administrative Agent, and the Banks as set forth above, second, to the payment of accrued and unpaid fees hereunder and interest on all Obligations to the Banks, to and including the date of such application (ratably according to the accrued and unpaid interest on the Loans), third, to the ratable payment of the unpaid principal of all Obligations to the Banks, and fourth, to the payment of all other amounts then owing to the Administrative Agent or the Banks under the Loan Documents. Subject to Section 9.2(a)(i), no application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or under applicable Law unless all amounts then due (whether by acceleration or otherwise) have been paid in full.
Article X.
THE ADMINISTRATIVE AGENT
10.1    Appointment and Authorization.
(a)    Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    An Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this

Article X and in the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.
10.2    Delegation of Duties.
The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
10.3    Liability of Administrative Agent.
No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and with respect to the Borrower, except as set forth in Sections 2.5(e) and 2.5(f) and for any failure to comply with Section 11.12), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by any Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Party or any Affiliate thereof. No Agent-Related Person shall be under any obligation to take any action that, in its opinion or the opinion of its counsel, may expose any Agent-Related Person to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law.
10.4    Reliance by Administrative Agent.
(a)    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.
(b)    For purposes of determining compliance with the conditions specified in Section 8.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Restatement Date specifying its objection thereto.
10.5    Notice of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will promptly notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Banks in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.
10.6    Credit Decision; Disclosure of Information by Administrative Agent.
Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Parties. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
10.7    Indemnification of Administrative Agent.
Whether or not the transactions contemplated hereby are consummated, the Banks shall, ratably in accordance with their respective Pro Rata Shares, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Party and without limiting the obligation of any Party to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Banks (or greater number, if so required) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
10.8    Administrative Agent in its Individual Capacity.
The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the Administrative Agent were not the Administrative Agent or an Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent or an Issuing Bank, and the terms “Bank” and “Banks” include the Administrative Agent in its individual capacity.

10.9    Successor Administrative Agent.
The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks. If the Administrative Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed 15 days prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Borrower, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.3 and 11.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.
10.10    Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Party, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Sections 2.5, 3.2 and 11.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2, 3.3 and 11.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.
10.11    Guaranty Matters.
Each Bank acknowledges and irrevocably consents to the release and discharge of any Guarantor Subsidiary from its obligations under the Subsidiary Guaranty by the Administrative Agent, without any further consent or authorization by the Banks, as a result of a Change in Status of a Guarantor Subsidiary. The Borrower may notify the Administrative Agent of any Change in Status of a Guarantor Subsidiary by delivering an Officer’s Certificate, which shall include a reasonably detailed description of such Change in Status and a certification that no Default or Event of Default exists or would result from the release of such Guarantor Subsidiary from its obligations under the Subsidiary Guaranty. Such Officer’s Certificate shall be delivered no later than simultaneously with the delivery of a Compliance Certificate pursuant to Section 7.2 with respect to the fiscal quarter during which such Change in Status occurs. Upon acceptance of such Officer’s Certificate by the Administrative Agent, such Guarantor Subsidiary will be released and discharged from its obligations under the Subsidiary Guaranty, automatically, without any further action by the Administrative Agent or any Bank, and the Subsidiary that is subject to such Change in Status shall no longer be a Guarantor Subsidiary. Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to take any steps to effect the release of any Guarantor Subsidiary from its obligations under the Subsidiary Guaranty pursuant to this Section 10.11.
10.12    Other Agents; Arrangers and Managers.
None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “senior managing agent,” “managing agent,” “co-agent,” “joint book manager”, “sole book manager,” “lead manager,” “joint lead arranger”, “sole lead arranger,” “arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than, in the case of such Banks, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
10.13    Defaulting Banks.

(a)    If for any reason any Bank becomes a Defaulting Bank, then in addition to the rights and remedies that may be available to the Administrative Agent and the Banks at law or in equity, the Defaulting Bank’s right to participate in the Loan and the Agreement will be suspended during the pendency of the Defaulting Bank’s uncured default, and (without limiting the foregoing) the Administrative Agent may (or at the direction of the Required Banks, shall) withhold from the Defaulting Bank any interest payments, fees, principal payments or other sums otherwise payable to such Defaulting Bank under the Loan Documents until such default of such Defaulting Bank has been cured. Each Non-Defaulting Bank will have the right, but not the obligation, in its sole discretion, to acquire at par a proportionate share (based on the ratio of its Pro Rata Share of the Commitment to the aggregate amount of the Pro Rata Shares of the Commitments of all of the Non-Defaulting Banks that elect to acquire a share of the Defaulting Bank’s Pro Rata Share of the Commitment) of the Defaulting Bank’s Pro Rata Share of the Commitment, including its proportionate share in the outstanding principal balance of the Loans. The Defaulting Bank will pay and protect, defend and indemnify the Administrative Agent and each of the other Banks and Issuing Banks against, and hold the Administrative Agent, and each of the other Banks and Issuing Banks harmless from, all claims, actions, proceedings, liabilities, damages, losses, and expenses (including Attorney Costs, and interest at the Base Rate plus 2.0% per annum for the funds advanced by the Administrative Agent or any Banks on account of the Defaulting Bank) they may sustain or incur by reason of or in consequence of the Defaulting Bank’s failure or refusal to perform its obligations under the Loan Documents. The Administrative Agent may set off against payments due to the Defaulting Bank for the claims of the Administrative Agent and the other Banks against the Defaulting Bank. The exercise of these remedies will not reduce, diminish or liquidate the Defaulting Bank’s Pro Rata Share of the Commitment (except to the extent that part or all of such Pro Rata Share of the Commitment is acquired by the other Banks as specified above) or its obligations to share losses and reimbursement for costs, liabilities and expenses under this Agreement. This indemnification will survive the payment and satisfaction of all of the Borrower’s obligations and liabilities to the Banks and the Issuing Banks. The foregoing provisions of this Section 10.13 are solely for the benefit of the Administrative Agent and the Banks, and may not be enforced or relied upon by the Borrower;
(b)    If a Bank becomes, and during the period it remains, a Defaulting Bank, the following provisions shall apply:
(i)    any L/C Advance of such Defaulting Bank not funded by such Defaulting Bank will, upon notice by the Administrative Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day such Bank becomes a Defaulting Bank) among the Non-Defaulting Banks pro rata in accordance with their respective Commitments; provided that (a) the sum of the Exposure of each Non-Defaulting Bank may not in any event exceed the Non-Defaulting Bank’s Pro Rata Share of the Commitment as in effect at the time of such reallocation, (b) subject to Section 11.30, such reallocation will not constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any other Bank may have against such Defaulting Bank, and (c) neither such reallocation nor any payment by a Non-Defaulting Bank as a result thereof will cause such Defaulting Bank to be a Non-Defaulting Bank;

(ii)    to the extent that any portion (the “unreallocated portion”) of the Defaulting Bank’s L/C Advance cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than 1 Business Day after demand by the Administrative Agent, (a) Cash Collateralize the obligations of the Borrower to the Issuing Bank in respect of the unallocated portion of such L/C Advance, as the case may be, in an amount at least equal to 101% of the aggregate amount of the unreallocated portion of such L/C Advance (excluding any portion of such amount that is already Cash Collateralized by operation of another provision of this Agreement), or (b) make other arrangements satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Bank; and
(iii)    any amount paid by the Borrower for the account of a Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Bank, but shall instead be retained by the Administrative Agent in a segregated non-interest bearing escrow account until such Defaulting Bank is no longer a Defaulting Bank or the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: First to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Bank to the Issuing Bank (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Banks hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Banks hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed L/C Borrowings then due and payable to the Non-Defaulting Banks hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Banks, seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Bank or as a court of competent jurisdiction may otherwise direct, and eighth the remainder to the Person entitled thereto.
10.14    No Obligations of Borrower.
Nothing contained in this Article X shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Banks under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Banks in respect of any failure by the Administrative Agent or any Bank to perform any of its obligations to the Administrative Agent or the Banks under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Banks, Borrower’s obligations to the Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.
Article XI.
MISCELLANEOUS
11.1    Cumulative Remedies; No Waiver.
The rights, powers, and remedies of the Administrative Agent or any Bank provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, or remedy preclude any other or further exercise of any other right, power, or remedy. The terms and conditions of Sections 8.1, 8.2, and 8.3 hereof are inserted for the sole benefit of the Banks and the Administrative Agent may (with the approval of the Required Banks) waive them in whole or in part with or without terms or conditions in respect of any Loan, without prejudicing the Banks’ rights to assert them in whole or in part in respect of any other Loans.
11.2    Amendments; Consents.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Required Banks and Borrower, and then only in the specific instance and for the specific purpose given; and without the approval in writing of all of the affected Banks, no amendment, waiver or consent may be effective:
(a)    to amend or modify the principal of, or the amount of principal or principal prepayments payable on any Obligation, to increase the Exposure of any Bank without the consent of that Bank, to decrease the rate of any interest or fee payable to any Bank without the consent of that Bank, or to reduce or waive any interest or other amount payable to any Bank without the consent of that Bank;
(b)    to postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Obligation owing to a Bank or any installment of any fee owing to a Bank, or to extend the term of the Commitment without the consent of that Bank;
(c)    to amend or modify the provisions of the definitions in Section 1.1 of “Required Banks” or of Sections 11.2, 11.9, 11.10, or 11.11, or any provision providing for the ratable or pro rata treatment of the Banks without the consent of each Bank;
(d)    release any Guarantor Subsidiary from liability under the Subsidiary Guaranty (except as provided in Section 10.11); or

(e)    to amend or modify any provision of this Agreement or the Loan Documents that expressly requires the consent or approval of all the Banks without the consent of each Bank.
Any amendment, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Banks and the Administrative Agent. Any amendment, waiver or consent pursuant to this Section 11.2 that permits the sale or other transfer of the capital stock of (or all or substantially all of the assets of) a Guarantor Subsidiary shall automatically release the Guarantor Subsidiary effective concurrently with such sale or other transfer.
In addition, no amendment, modification, termination or waiver of any provision (i) of Section 2.5 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of applicable Issuing Banks that have issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (ii) of Article X or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent.
If any Bank does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Bank and that has been approved by the Required Banks, Borrower may replace such non-consenting Bank (each a “Non-Consenting Bank”) in accordance with Section 11.27; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrower to be made pursuant to this paragraph).
Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, to the fullest extent permitted by applicable Law, such Bank will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Required Banks or all of the Banks, as required, have approved any such amendment or waiver (and the definition of “Required Banks” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase the Exposure or extend the term of the Commitment of such Defaulting Bank, postpone the date fixed for the payment of principal or interest owing to such Defaulting Bank hereunder, reduce the principal amount of any Obligation owing to such Defaulting Bank, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Bank or of any fee payable to such Defaulting Bank hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Bank.
11.3    Costs, Expenses and Taxes.
Borrower shall pay within 30 days after demand (which demand shall be accompanied by an invoice in reasonable detail) the reasonable actual out-of-pocket costs and expenses of the Administrative Agent and CGMI in connection with (a) the negotiation, preparation, execution, delivery, arrangement, syndication and closing of the Loan Documents and (b) any amendment, waiver or modification of the Loan Documents. Borrower shall pay within 30 days after demand the reasonable actual out-of-pocket costs and expenses of the Administrative Agent and each of the

Banks and Issuing Banks in connection with the enforcement of any Loan Documents following the occurrence of a Default or an Event of Default, including in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization, if such payment is approved by the bankruptcy court or any similar proceeding). The costs and expenses referred to in the first sentence above (for which Borrower shall be liable solely with respect to costs and expenses of the Administrative Agent and CGMI) and the second sentence above (which shall apply to costs and expenses of the Administrative Agent, the Banks and the Issuing Banks) shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and Attorney Costs of the Administrative Agent, CGMI or any of the Banks or Issuing Banks, as the case may be, or independent public accountants and other outside experts retained by the Administrative Agent (provided that Borrower shall not be liable under this Section 11.3 for (i) fees and expenses of more than one firm of independent public accountants, or more than one expert with respect to a specific subject matter, at any one time, or (ii) the fees and expenses of more than one firm of outside legal counsel retained to represent the Administrative Agent, the Banks and the Issuing Banks, but if any of such parties does not consent to such joint representation, Borrower shall be liable for the fees and expenses of not more than one firm of outside legal counsel retained to represent the Administrative Agent and also for not more than one additional firm of outside legal counsel retained to otherwise represent one or more of the Banks and Issuing Banks). Nothing herein shall obligate Borrower to pay any costs and expenses in connection with an assignment of or participation in a Bank’s Pro Rata Share of a Commitment. Borrower shall pay any and all documentary and transfer taxes, assessments or charges made by any Governmental Agency and all reasonable actual costs, expenses, fees, and charges of Persons (other than the Administrative Agent, the Arrangers, the Syndication Agents, the Banks or the Issuing Banks) payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, any other Loan Document, or any other instrument or writing to be delivered hereunder or thereunder, and shall reimburse, hold harmless, and indemnify the Administrative Agent, CGMI, each Bank, each Issuing Bank and each Participant from and against any and all loss, liability, or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee, or charge or that any of them may suffer or incur by reason of the failure of Borrower to perform any of its Obligations. Any amount payable to the Administrative Agent, CGMI, any Bank, any Issuing Bank or any Participant under this Section 11.3 shall bear interest from the date which is 30 days after Borrower’s receipt of demand (together with reasonable supporting documentation) for payment at the rate then in effect for Base Rate Loans.
11.4    Nature of Banks’ Obligations.
Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture, or other entity, either among themselves or with Borrower. The obligations of the Banks hereunder to make Advances and to fund participations in Letters of Credit are several and not joint or joint and several. The failure of any Bank to make any Advance or to fund any such participation on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Advance or purchase its participation.

11.5    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Bank, regardless of any investigation made by the Administrative Agent or any Bank or on their behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default at the time of the making of any Advance or the issuance of any Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.6    Notices and Other Communications; Facsimile Copies.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.6(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.6; and
(ii)    if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (x) actual receipt by the relevant party hereto and (y) (A) if sent by hand or overnight courier service, when signed for by or on behalf of the relevant party hereto, (B) if mailed by certified or registered mail, 4 Business Days after deposit in the mails, postage prepaid or (C) if sent by telecopier, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.6(b) below, shall be effective as provided in Section 11.6(b).
(b)    Electronic Communications. Notices and other communications to the Banks and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or the Issuing Banks pursuant to Article II if such Bank or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes,
(i)    notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and
(ii)    notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Bank, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Bank, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent and the Issuing Banks may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Banks. In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record:

(i)    an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and
(ii)    accurate wire instructions for such Bank.
(e)    Reliance by Administrative Agent, Issuing Banks and Banks. The Administrative Agent, the Issuing Banks and the Banks shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if
(i)    such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or
(ii)    the terms thereof, as understood by the recipient, varied from any confirmation thereof.
The Borrower shall indemnify each Agent-Related Person, each Issuing Bank and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.7    Execution in Counterparts; Facsimile Delivery.
This Agreement and any other Loan Document to which Borrower is a Party may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, taken together will be deemed to be but one and the same instrument. Such counterparts may be sent by telecopy, with the original counterparts to follow by mail or courier. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until executed counterparts hereof or thereof (or other evidence of execution satisfactory to the Administrative Agent and Borrower) have been delivered to the Administrative Agent and Borrower. The parties hereto agree and acknowledge that delivery of any signature by facsimile shall constitute execution by such signatory.
11.8    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.8(b), (ii) by way of participation in accordance with the provisions of

Section 11.8(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8(f) or (iv) in accordance with Section 11.27 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. The parties hereby agree that MLPFS, in its capacity as an Arranger, without notice to the Borrower or other parties to this Agreement, may assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Restatement Date.
(b)    Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.8(b), participations in Letters of Credit) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment to an Eligible Assignee other than a Bank or an Affiliate of a Bank shall be subject to the prior written consent of the Administrative Agent, not to be unreasonably withheld or delayed; (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment) (except that no such processing and recordation fee shall be payable (i) in connection with any assignment to or from Citi or any of its Affiliates or (ii) in the case of an assignee which is already a Bank or is an Affiliate or Approved Fund of a Bank, (iii) for any assignment which the Administrative Agent, in its sole discretion elects to waive such processing and recordation fee), and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire; and (v) any assignment to an Eligible Assignee other than a Bank or an Affiliate or Approved Fund of a Bank shall be subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), but such consent of Borrower shall not be required if a Default or an Event of Default has then occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such Eligible Assignee unless it shall have objected thereto within 10 Business Days following written request for such consent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6, 3.10, 11.3, 11.6(e) and 11.10 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 11.8(b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.8(d). Any costs and expenses incurred in connection with an assignment hereunder (including a processing and recordation fee set forth in Schedule 11.8) shall be paid by the Eligible Assignee (except as otherwise provided in Section 11.27).
(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans and other Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans (including such Bank’s participations in Letters of Credit) owing to it); provided that (i) such Bank’s obligations under this Agreement otherwise shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided further, that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections

11.2(a), 11.2(b) or 11.2(d) that directly affects such Participant; provided further, that any Bank selling a participation shall endeavor promptly to give Borrower notice following any such sale, but the failure to give such notice will not give rise to any liability on the part of such Bank or otherwise affect the validity of any such sale. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 3.6 and 3.10 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.15 as though it were a Bank, provided such Participant agrees to be subject to Section 11.9 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitment or the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitment, Loans, Letters of Credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    A Participant shall not be entitled to receive any greater payment under Sections 3.6 and 3.10 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant.
(f)    Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(g)    In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent, any Issuing Bank and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with such Defaulting Bank’s Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder becomes effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.
(h)    If any Issuing Bank resigns as an Issuing Bank it shall retain all the rights and obligation of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations with respect thereto (including the right to require the Banks to make Base Rate Loans or fund risk participation in Unreimbursed Amounts pursuant to Section 2.5).
11.9    Sharing of Setoffs.
Each Bank severally agrees that if it, through the exercise of the right of setoff, banker’s lien, or counterclaim against Borrower or otherwise, receives payment of the Obligations due it hereunder and under the Notes that is ratably more than that to which it is entitled hereunder pursuant to Section 3.13 or 9.2(e), then: (a) the Bank exercising the right of setoff, banker’s lien, or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker’s lien, or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien, or counterclaim or receipt of payment, and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with the provisions of Section 3.13 and 9.2(e), provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that, to the extent permitted by Law, any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased. Notwithstanding anything in this Section 11.9 to the contrary, in the event that any Defaulting Bank exercises any right of setoff, (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.13(b)(iii) and, pending such payment, will be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, the Banks and any other Person entitled to such amounts pursuant to Section 10.13(b)(iii) and (y) the Defaulting Bank will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff.
11.10    Indemnification by the Borrower.
The Borrower shall indemnify and hold harmless each Agent-Related Person, each Arranger, each Syndication Agent, each Bank, each Issuing Bank and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages (including punitive and exemplary damages), penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or material breach of the Loan Documents by such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Restatement Date). All amounts due under this Section 11.10 shall be payable within 10 Business Days after demand therefor. The agreements in this Section 11.10 shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. Notwithstanding the foregoing, indemnification for Indemnified Taxes and Other Taxes shall be governed by, and be subject to the qualifications and requirements set forth in, Section 3.10.
11.11    Nonliability of Banks.
The relationship between Borrower and the Banks is, and shall at all times remain, solely that of borrower and lenders, and the Banks and the Administrative Agent neither undertake nor assume any responsibility or duty to Borrower to review, inspect, supervise, pass judgment upon, or inform Borrower of any matter in connection with any phase of Borrower’s business, operations, or condition, financial or otherwise. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to Borrower by any Bank, the Administrative Agent, any Arranger or any Syndication Agent in connection with any such matter is for the protection of the Banks, the Administrative Agent, the Arrangers and the Syndication Agents, and neither Borrower nor any third party is entitled to rely thereon.
11.12    Confidentiality.
Each of the Administrative Agent, each Bank and each Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
(a)    to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives only for the purposes of administration or enforcement of this Agreement and for internal compliance, audit and risk management purposes in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),
(b)    to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),
(c)    to the extent required by applicable Laws or regulations or by any subpoena or similar legal process,
(d)    to any other party hereto,
(e)    in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,
(f)    subject to an agreement containing a standard of confidentiality substantially the same as that in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,
(g)    with the consent of the Borrower or
(h)    to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Bank, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

In addition, the Administrative Agent, each Arranger, each Syndication Agent and each Bank may disclose information about this Agreement to market data collectors to the extent such information is customarily provided in order to obtain league of table credit.
For purposes of this Section 11.12, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Arranger, any Syndication Agent, any Bank or an Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, each Bank and each Issuing Bank acknowledges that (x) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information and (z) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws. Notwithstanding the foregoing, the provisions set forth in this Section 11.12 shall expire and shall be of no further effect after the first anniversary of the earlier of (a) the Maturity Date and (b) the date on which no Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding.
11.13    No Third Parties Benefited.
This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Banks in connection with the Commitment, and is made for the sole benefit of Borrower, the Administrative Agent and the Banks, and the Administrative Agent’s and the Banks’ successors and assigns. Except as provided in Sections 11.8 and 11.10, no other Person shall have any rights of any nature hereunder or by reason hereof.
11.14    Other Dealings.
Any Bank may, without liability to account to the other Banks, accept deposits from, lend money or provide credit facilities to and generally engage in any kind of banking or other business with Borrower and its Subsidiaries.
11.15    Right of Setoff — Deposit Accounts.
Upon the occurrence of an Event of Default and the acceleration of maturity of the principal indebtedness pursuant to Section 9.2, Borrower hereby specifically authorizes each Bank in which Borrower maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Obligations owed to the Banks against such deposit account or certificate of deposit without prior notice to Borrower (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured. Nothing in this

Section shall limit or restrict the exercise by a Bank of any right to setoff or banker’s lien under applicable Law, subject to the approval of the Required Banks.
11.16    Further Assurances.
Borrower shall, at its expense and without expense to the Banks or the Administrative Agent, do, execute, and deliver such further acts and documents as any Bank or the Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Banks or the Administrative Agent the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document; provided that this Section 11.16 is not intended to create any affirmative obligation on the part of Borrower to provide additional collateral security, additional guarantors or other credit enhancement with respect to the Obligations.
11.17    Integration.
This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral (including the mandate letter and the summary of terms relating to this Agreement), on the subject matter hereof except as provided in Section 3.3 hereof or otherwise expressly provided herein to the contrary. The Loan Documents were drafted with the joint participation of Borrower and the Banks and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof.
11.18    Governing Law.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.19    Severability of Provisions.
Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
11.20    Headings.
Article and section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.
11.21    Conflict in Loan Documents.
To the extent there is any actual irreconcilable conflict between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall prevail.
11.22    Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.23    Purported Oral Amendments.
BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OR THE OTHER LOAN DOCUMENTS.
11.24    Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Bank, or the Administrative Agent or any Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
11.25    Hazardous Materials Indemnity.
Without limiting any other indemnity provided for in the Loan Documents, Borrower agrees to indemnify the Indemnitees from any claim, liability, loss, cost or expense (including Attorney Costs) directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any Hazardous Materials if such Hazardous Materials are on, under, about or relate to Borrower’s Property or operations, so long as such claim, liability, loss, cost or expense arises out of or relates to a Commitment, the use of proceeds of any Loans, any transaction contemplated pursuant to this Agreement, or any relationship or alleged relationship of any Indemnitee to Borrower related to this Agreement.
11.26    USA PATRIOT Act Notice.

Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower hereby agrees to provide any such information that is reasonably requested by any Bank or the Administrative Agent.
11.27    Replacement of Banks.
If (a) any Bank requests compensation under Sections 3.6(a) through 3.6(e), (b) the Borrower is required to pay any additional amount pursuant to Section 3.10, (c) any Bank is a Defaulting Bank, (d) any Non-Consenting Bank or (e) any other circumstance exists hereunder that gives the Borrower the right to replace a Bank as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), and such Bank shall assign within 5 Business Days after the date of such notice, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8(b);
(b)    such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.6(f) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and including all amounts due to such Bank under Sections 3.10, 11.3, 11.6(e) and 11.10, but subject to the provisions of clause (c) below);
(c)    in the case of any such assignment resulting from a claim for compensation under Sections 3.6(a) through 3.6(e) or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.28    No Fiduciary Relationship.
The Borrower hereby acknowledges that none of the Administrative Agent, the Banks or their Affiliates has any fiduciary relationship with or duty to the Borrower or any of its Affiliates arising out of or in connection with the Loan Documents, and the relationship between the Administrative Agent, the Banks or any of their Affiliates, on the one hand, and the Borrower or its Affiliates, on the other hand, in connection with the Loan Documents is solely that of debtor and creditor.
11.29    Effect of Amendment and Restatement; Affirmation of Existing Loan Documents.
Upon the effectiveness of this Agreement pursuant to Section 8.1 hereof: (a) the terms and conditions of the Existing Loan Agreement shall be amended and restated in their entirety as set forth herein, any and all references to the Existing Loan Agreement in any Loan Document shall, from and after the Restatement Date and without further action of the parties, be deemed a reference to this Agreement, and any and all references to the Loan Documents (as defined in the Existing Loan Agreement) in any Loan Document shall be deemed a reference to the Loan Documents; (b) the Obligations incurred and outstanding as of the Restatement Date (after giving effect to any payments made on the Restatement Date) under the Existing Loan Agreement and the other Loan Documents (as defined therein) continue to be outstanding and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement and the other Loan Documents on the Restatement Date, this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties thereto, and the term “Obligations” as such term is used in the Loan Documents means the Obligations as amended and restated under this Agreement; (c) all indemnification obligations of the Loan Parties under the Existing Loan Agreement and any other Loan Documents (as defined therein) relating to the Existing Loan Agreement and any other Loan Documents (as defined therein) that by their terms are to survive the termination thereof shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of each Bank party thereto, the Administrative Agent, and any other Person indemnified under the Existing Loan Agreement or any other Loan Document (as defined therein) at any time prior to the Restatement Date pursuant to and for so long as such provisions so provide; and (d) the execution, delivery and effectiveness of this Agreement and the other Loan Documents on the Restatement Date shall not operate as a waiver of any right, power or remedy of the Banks or the Administrative Agent under the Existing Loan Agreement and any other Loan Documents (as defined therein), nor constitute a waiver of any covenant, agreement or obligation under the Existing Loan Agreement or any other Loan Documents (as defined therein).
11.30    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution, and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
KB HOME, a Delaware Corporation

By:/s/ Jeff J. Kaminski
Name: Jeff J. Kaminski
Title:     Executive Vice President and Chief
Financial Officer

[Signature Page – Second Amended and Restated Revolving Loan Agreement]

CITIBANK, N.A., as Administrative Agent, a Bank and an Issuing Bank

By:/s/ John Van Brederode
Name: John Van Brederode
Title:    Managing Director

[Signature Page – Second Amended and Restated Revolving Loan Agreement]

Bank of America, N.A.,
as a Bank and an Issuing Bank

By:/s/ Thomas W. Nowak
Name: Thomas W. Nowak
Title:    Vice President

[Signature Page – Second Amended and Restated Revolving Loan Agreement]

Bank of the West, a California banking corporation,
as a Bank and an Issuing Bank

By:/s/ Benjamin Arroyo
Name: Benjamin Arroyo
Title:    Vice President

Bank of the West, a California banking corporation,
as a Bank and an Issuing Bank

By:/s/ Sarah J. Burns
Name: Sarah J. Burns
Title:    Vice President

[Signature Page – Second Amended and Restated Revolving Loan Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH,
as a Bank and an Issuing Bank

By:/s/ William O’Daly
Name: William O’Daly
Title:    Authorized Signatory

By:/s/ Lingzi Huang
Name: Lingzi Huang
Title:    Authorized Signatory

[Signature Page – Second Amended and Restated Revolving Loan Agreement]

Deutsche Bank AG New York Branch,
as a Bank and an Issuing Bank

By:/s/ Dusan Lazarov
Name: Dusan Lazarov
Title:    Director

By:/s/ Marcus Tarkington
Name: Marcus Tarkington
Title:    Director

[Signature Page – Second Amended and Restated Revolving Loan Agreement]

MUFG Union Bank, N.A.,
as a Bank and an Issuing Bank

By:/s/ Andres Padilla
Name: Andres Padilla
Title:    Vice President

[Signature Page – Second Amended and Restated Revolving Loan Agreement]

Texas Capital Bank, N.A.,
as a Bank and an Issuing Bank

By:/s/ Carolynn Alexander
Name: Carolynn Alexander
Title:    SVP

[Signature Page – Second Amended and Restated Revolving Loan Agreement]

WELLS FARGO BANK, N.A.,
as a Bank and an Issuing Bank

By:/s/ Elena Bennett
Name: Elena Bennett
Title:    Senior Vice President

[Signature Page – Second Amended and Restated Revolving Loan Agreement]

ZB, N.A. dba California Bank & Trust,
as a Bank and an Issuing Bank

By:/s/ James M. Hirano
Name: James M. Hirano
Title:    Vice President

[Signature Page – Second Amended and Restated Revolving Loan Agreement]